UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

OUTERWALL INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2015

Dear Outerwall Stockholders:

We are pleased to invite you to the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. local time on Thursday, June 11, 2015, at the Bellefield Conference Center, located at 1150 114th Ave. SE, Bellevue, WA 98004. Directions to the Bellefield Conference Center are available on our website at www.outerwall.com/proxy.

At the Annual Meeting, you will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve, on an advisory basis, the compensation of our named executive officers;

3.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors recommends that you vote:

FOR the election of the two Board-nominated directors;

FOR the approval of the compensation of our named executive officers; and

FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

At the Annual Meeting, you will also have the opportunity to hear a review of our business operations during the past year and ask questions.

If you have any questions concerning the Annual Meeting or any matters contained in the Proxy Statement, please contact our Investor Relations Department via telephone at (425) 943-8242 or via email at investor.relations@outerwall.com.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the enclosed Proxy Statement, and vote by telephone, by internet, or by marking your vote on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed envelope. Your vote is important, so please return your proxy card or vote by telephone or by internet promptly.

Sincerely,

Nelson C. Chan Chair of the Board of Directors	Nora M. Denzel Interim Chief Executive Officer

OUTERWALL INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 11, 2015

10:00 A.M. LOCAL TIME

BELLEVUE, WASHINGTON

TO THE STOCKHOLDERS OF OUTERWALL INC.:

On Thursday, June 11, 2015, we will hold our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) at the Bellefield Conference Center, located at 1150 114th Ave. SE, Bellevue, WA 98004. The Annual Meeting will begin at 10:00 a.m. local time. Directions to the Bellefield Conference Center, where you will be able to attend the Annual Meeting and vote in person, are available on our website at www.outerwall.com/proxy.

At the Annual Meeting, stockholders will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve, on an advisory basis, the compensation of our named executive officers;

3.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Proxy Statement fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on April 24, 2015. At the Annual Meeting and for ten days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242.

Regardless of whether you plan to attend the Annual Meeting, please vote by telephone, by internet, or by completing, dating, signing, and returning the enclosed proxy card by mail as promptly as possible in order to ensure your representation at the Annual Meeting. A prepaid return envelope is enclosed for returning the proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by Outerwall Inc. on behalf of the Board of Directors for the Annual Meeting. Distribution of the Proxy Statement and form of proxy to stockholders is scheduled to begin on or shortly after April 30, 2015.

By Order of the Board of Directors

Donald R. Rench Chief Legal Officer, General Counsel, and Corporate Secretary

Bellevue, Washington

April 30, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 11, 2015.

The Proxy Statement and the 2014 Annual Report are available at www.outerwall.com/proxy.

-i-

OUTERWALL INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (our “Board” or “Board of Directors”) of Outerwall Inc. (“Outerwall,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and form of proxy are scheduled to be distributed to stockholders beginning on or shortly after April 30, 2015.

You are invited to attend our Annual Meeting on Thursday, June 11, 2015, beginning at 10:00 a.m. local time. The Annual Meeting will be held at the Bellefield Conference Center, located at 1150 114th Ave. SE, Bellevue, WA 98004. Directions to the Bellefield Conference Center are available on our website at www.outerwall.com/proxy.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of certain current and former directors and certain current and former executive officers for fiscal year 2014, and other information.

Who is entitled to vote?

Holders of Outerwall common stock at the close of business on April 24, 2015 (the “Record Date”) are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were 18,452,119 shares of Outerwall common stock outstanding and entitled to vote.

How many votes do I have?

Each share of Outerwall common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Outerwall common stock, you are entitled to 30 votes on each matter at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Outerwall’s transfer agent, Computershare Inc., you are considered, with respect to those shares, the “stockholder of record,” and the Notice, Proxy Statement, Outerwall’s Annual Report to Stockholders (including Outerwall’s Form 10-K for the year ended December 31, 2014, as filed on February 5, 2015) (the “Annual Report”), and proxy card have been sent directly to you by Broadridge Financial Solutions, Inc.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report, and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form included in the applicable mailing.

What am I voting on?

You are being asked to vote on three proposals:

(1)	the election of two directors nominated by our Board of Directors;

(2)	the approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis”); and

(3)	the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm.

In addition, you will be asked to consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How do I vote?

You can vote using any one of the methods described below.

Vote by Internet.    You can vote by internet. The website address for internet voting can be accessed through the website printed on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. You can use the internet to transmit your voting instructions until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Internet voting is available 24 hours a day.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number appearing on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. In order to cast your vote telephonically, you must transmit your voting instructions from a touch-tone telephone by 11:59 p.m. Eastern Time on the day before the Annual Meeting. Telephone voting is available 24 hours a day.

Vote by Mail.    You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting.    You can vote in person by attending the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by internet, or by mail so that your vote will be counted if you later decide not to attend.

Outerwall is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

In certain cases, only one Annual Report and one Proxy Statement are delivered to multiple stockholders sharing an address. Upon request, the Company will promptly deliver separate copies of the Annual Report and Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered. The stockholder should request the separate copies by contacting our Investor Relations Department via telephone at (425) 943-8242 or by writing to the following address: Corporate Secretary, Outerwall Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. Stockholders of record sharing an address who are receiving multiple copies of the Annual Report and Proxy Statement may request delivery of single copies by contacting the Company in the manner provided above.

If you received more than one proxy card or voting instruction form, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(1)	delivering appropriate written notice to the Company;

(2)	timely delivering a valid, subsequent proxy by internet, by telephone, or by mail; or

(3)	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy, as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non-votes” (as described under the heading “What are ‘broker non-votes’ and how do they affect the proposals?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Election of Directors.    Under Outerwall’s Amended and Restated Bylaws (our “Bylaws”), a majority voting standard applies to the election of directors in an uncontested election. This means that each of the directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” the director exceeds the number of votes cast “against” the director, with stockholders given the ability to cast votes “for” or “against” a director or to “abstain” from such a vote. Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” or “against” a director will be counted. Each incumbent director who has been nominated for election at the Annual Meeting has tendered an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for election at the Annual Meeting and (ii) the acceptance of such resignation by a committee of our independent directors. In the event that one of the director nominees does not receive a majority of the votes cast at the Annual Meeting, a committee of our independent directors will determine whether to accept or reject the previously tendered resignation, or whether other action should be taken. The committee of independent directors is generally required to act in such instances within 90 days of the certification of the election results.

Advisory Vote to Approve Compensation of Named Executive Officers.    Under our Bylaws, the votes cast “for” must exceed the votes cast “against” the advisory resolution to approve the compensation of our Named Executive Officers. Abstentions and, if applicable, broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” the proposal.

Ratification of KPMG LLP.    Under our Bylaws, the votes cast “for” must exceed the votes cast “against” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Abstentions and, if applicable, broker non-votes will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” the proposal.

Other Proposals.    Generally, under our Bylaws, the votes cast “for” must exceed the votes cast “against” to approve proposals (unless otherwise required by Outerwall’s Restated Certificate of Incorporation, as amended (our “Restated Certificate”), our Bylaws, or by law). Abstentions and, if applicable, broker non-votes generally will be counted as present for purposes of determining the presence of a quorum but are not counted as votes “for” or “against” these proposals.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the Notice. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have the authority to vote the shares in their best judgment.

What are “broker non-votes” and how do they affect the proposals?

A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on the election of directors, or the advisory resolution to approve the compensation of our Named Executive Officers, without your voting instructions on those proposals, because such proposals are considered “non-discretionary.” Accordingly, without your voting instructions on those proposals, a broker non-vote will occur.

What is the effect of the advisory resolution to approve the compensation of our Named Executive Officers?

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a nonbinding, advisory vote to approve the compensation of our Named Executive Officers, commonly known as a “say-on-pay” proposal. In 2011, our stockholders voted that we conduct advisory votes to approve the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually. Although this advisory vote is not binding upon the Board of Directors or the Company, the Board of Directors and the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect to have our stockholders vote again, on a nonbinding, advisory basis, on whether we should have a say-on-pay proposal every one, two, or three years at the 2017 Annual Meeting of Stockholders.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm?

Selection of our independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee of our Board of Directors (the “Audit Committee”) to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will count all votes, and Galen C. Smith, our Chief Financial Officer, and Donald R. Rench, our Chief Legal Officer, General Counsel, and Corporate Secretary, together or individually, will serve as the inspectors of election. The inspectors of election will separately count affirmative and negative votes, abstentions, and broker non-votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.

When will Outerwall announce the results of the voting?

We will announce preliminary voting results at the Annual Meeting. We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting. The report on Form 8-K, and any amendments, will be available at www.sec.gov and on our website at ir.outerwall.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Company stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If you are a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your account statement reflecting ownership as of the Record Date, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Certificate and Bylaws currently divide the Board of Directors into three classes. Each class has a three-year term. In addition, generally, only persons elected by a majority of the directors then in office may fill vacancies on the Board.

Board Composition

As of April 24, 2015, the Board of Directors was composed of seven members, divided into three classes as follows:

Name	Age	Term Expiring in	Audit Committee	Compensation Committee	Nominating and Governance Committee
Nelson C. Chan	53	2015			**
Seth Bernstein	39	2016		*
Nora M. Denzel†	52	2016
David M. Eskenazy	51	2017	*	*	*
Ross G. Landsbaum	52	2015	*
Robert D. Sznewajs	68	2017	**	*
Ronald B. Woodard	72	2016		**	*

*	Member

**	Chairperson

†	Due to Ms. Denzel’s service as Interim Chief Executive Officer, effective January 18, 2015, Ms. Denzel resigned as a member of the Audit Committee and Compensation Committee.

If elected at the Annual Meeting, Messrs. Chan and Landsbaum will serve until the 2018 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their earlier death, resignation, or retirement. Ms. Denzel and Messrs. Bernstein, Eskenazy, Sznewajs, and Woodard will continue in office until their respective successor is duly elected and qualified, or until their earlier death, resignation, or retirement.

Except as otherwise specified in a proxy, proxies will be voted for the Board nominees. Messrs. Chan and Landsbaum have consented to being named as Board nominees in this Proxy Statement and have each agreed to serve if elected. Management has no reason to believe that they will be unable to serve. If any of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

Nelson C. Chan

Nelson C. Chan has been a director of Outerwall since July 2011, and has served as the Board of Directors’ independent non-employee Chair since June 2013. Mr. Chan served as chief executive officer of Magellan Corporation (a portable GPS navigation consumer electronics company) from December 2006 to August 2008. From 1992 to 2006, he held various management positions at SanDisk Corporation (a manufacturer and supplier of flash brand data storage products), including executive vice president and general manager, consumer business. Mr. Chan is currently a director of Affymetrix Inc. (a genetic analysis company), Deckers Outdoor Corporation (a footwear, apparel and accessories design, marketing, and distribution company), and Synaptics,

Inc. (a developer of consumer interface solutions). Mr. Chan was a member of the board of directors of Silicon Laboratories (an analog-intensive mixed-signal semiconductor company), from 2007 to 2010. Mr. Chan also serves on the board of directors of several private companies.

Mr. Chan brings a wealth of experience to our Board of Directors, including his expertise in building technology companies. Having held numerous senior management positions with other leading companies, including chief executive officer at Magellan Corporation, Mr. Chan has strong operational, financial, and analytical skills. In addition, as a result of his service as a director of several other public companies, Mr. Chan brings valuable corporate governance and strategic insights to our Board.

Ross G. Landsbaum

Ross G. Landsbaum has been a director of Outerwall since July 2014. Mr. Landsbaum has served as chief financial officer of ReachLocal, Inc. (a public technology company providing online marketing solutions) since 2008. Before that, he held various executive positions at MacAndrews and Forbes’ Panavision Inc. (a service provider to the motion picture and television industries), including chief financial officer from 2005 to 2007 and chief operating officer in 2007. Mr. Landsbaum served as executive vice president, finance and operations and chief financial officer for Miramax Films (the art-house and independent film division of The Walt Disney Company) from 2001 to 2005. Prior to that, he served in various capacities, including as chief financial officer, at Spelling Entertainment Group, Inc. (a diversified public entertainment concern) and in various capacities at Arthur Andersen LLP (an accounting firm). Mr. Landsbaum is a certified public accountant (inactive).

Mr. Landsbaum brings valuable financial and operational experience to the Board of Directors, currently serving as chief financial officer at a public company and previously serving in various leadership roles at a number of established private companies. Mr. Landsbaum has a strong understanding of accounting functions, compliance and regulatory requirements, and financial operations, as well as a deep knowledge of the media entertainment and communications industries and related businesses.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

David M. Eskenazy

David M. Eskenazy has been a director of Outerwall since August 2000. Mr. Eskenazy has served as president of Merrill Gardens LLC (a senior living community company) since February 2015. He served as chief financial officer for Aegis Senior Communities (a senior living management company specializing in assisted living and memory care) from August 2009 to May 2014, and as president from May 2014 to June 2014. He served as a principal in Esky Advisors LLC (a business advisory services firm) from 2008 to 2010. He served as chief operating officer and chief investment officer of Investco Financial Corporation (a real estate development and management company in the Puget Sound region) at various times from 2007 to 2008. From 1987 to 2006, he held a number of financial positions, ultimately serving as executive vice president and chief operating officer at R.C. Hedreen Co. (a hotel development and investment firm). Prior to that, he served on the audit staff of Peat Marwick Mitchell & Co. (an accounting firm). Mr. Eskenazy is a certified public accountant (inactive).

Having served as an independent director of Outerwall since 2000 and chairperson of the Audit Committee from 2001 to 2013, Mr. Eskenazy possesses a wealth of historical Outerwall institutional knowledge. In addition, with his over 25 years of management, finance, investment, and accounting experience, he brings deep financial, investment, and management experience and an understanding of complex accounting to our Board of Directors.

Robert D. Sznewajs

Robert D. Sznewajs has been a director of Outerwall since August 2002. From 2000 to 2013, Mr. Sznewajs served as president, chief executive officer, and a member of the board of directors of West Coast Bancorp (a bank holding company). He was also a member of the board of directors of the Portland Branch of the Federal Reserve Bank of San Francisco from 2004 to 2009. In 2013, Mr. Sznewajs was appointed as a member of the board of directors of Banc of California, N.A. (a national bank). Mr. Sznewajs is a certified public accountant (inactive).

Mr. Sznewajs brings valuable leadership experience to the Board of Directors, having served in multiple board and executive leadership positions at public and private companies. Mr. Sznewajs also brings to our Board a valuable understanding of accounting functions, financial operations, and retail consumers, as well as a general appreciation for the current economic, business, and governance issues facing public companies from the perspective of a board member and chief executive officer.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Nora M. Denzel

Nora M. Denzel has been a director of Outerwall since January 2013, and has served as Interim Chief Executive Officer of Outerwall since January 2015. From February 2008 through August 2012, Ms. Denzel held various management positions at Intuit Inc. (a provider of business and financial management solutions software), including senior vice president of marketing, big data and social, and senior vice president and general manager of the employee management solutions business unit. From 2000 to 2006, Ms. Denzel served as senior vice president of the software global business unit and the storage and consulting divisions at Hewlett-Packard Company (a software and technology hardware provider). From 1997 to 2000, Ms. Denzel served as senior vice president, product operations, at Legato Systems Inc. (a data storage management software company). Ms. Denzel served as director, global storage software, at International Business Machines Corporation (a technology services, enterprise software and systems provider) from 1984 to 1997. Ms. Denzel is a member of the board of directors of Telefonaktiebolaget L.M. Ericsson (a telecommunications equipment and services provider) and Advanced Micro Devices, Inc. (a semiconductor company). Ms. Denzel served as a director of Overland Storage, Inc. (a provider of data management and protection products and services) from 2007 to 2013 and Saba Software, Inc. (a provider of learning and talent management solutions software and services) from 2011 to 2015.

Ms. Denzel brings to our Board of Directors a unique skill set and insight from her background in enterprise software, engineering, social product design, and marketing. Her experience as a senior business and technology executive at global organizations, such as Intuit, Hewlett-Packard, and IBM provide her with special knowledge in customer experience and competitive considerations.

Ronald B. Woodard

Ronald B. Woodard has been a director of Outerwall since August 2001. Mr. Woodard is a director of MagnaDrive Corporation (an industrial magnetic coupling manufacturer) and was its chairperson from 2006 to 2010. Mr. Woodard cofounded MagnaDrive in 1999 after a 32-year career with The Boeing Company (an aerospace firm), where he held numerous positions, including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of AAR Corp. (a provider of aftermarket support to the aviation and aerospace industry) and Knowledge Anywhere (an online provider of employee training), and, in 2010, he became a lifetime member of the board of directors of the Seattle Symphony. Mr. Woodard was also a director of Continental Airlines, Inc. (a commercial airline company), from 2003 to 2010, and served as chair of the board of directors of the Seattle Symphony for 11 years (with his most recent three-year term as chair ending in 2007).

With Mr. Woodard’s years of experience at The Boeing Company and his years of board service, including his current board positions, he brings valuable commercial insight and experience to our Board of Directors. His role at The Boeing Company and his other positions in the aerospace industry have provided him with valuable experience in complex public company dynamics, including international operations. In addition, having served as an independent director of Outerwall during a time of significant growth, Mr. Woodard has a valuable historical perspective regarding Outerwall’s business.

Seth Bernstein

Seth Bernstein has been a director of Outerwall since December 2014. Mr. Bernstein has served as a special advisor to the chairman of Pegasus Capital Advisors (a private equity firm) since April 2015, and served as its president from July 2014 to April 2015. He served as global vice-president for business development and strategy for NCR Corporation (a global technology company) from 2012 to 2014. Prior to joining NCR, Mr. Bernstein was owner and chief executive officer of Empower Software Solutions (a national provider of human resources solutions) from 2007 to 2011. Mr. Bernstein is also a director of Lighting Science Group Corporation (a provider of light emitting diode lighting technology), and serves on the board of directors of several other private companies.

Mr. Bernstein brings to our Board of Directors valuable experience in business development, investment, and strategic analysis. Mr. Bernstein’s background as a founder and chief executive officer of a growth company, an executive at a multi-national kiosk technology company, and a president of a private equity firm provide him with a current and unique perspective for our Board and investors.

CORPORATE GOVERNANCE

Board of Directors

During 2014, the Board of Directors met 9 times. The standing committees of the Board held a total of 25 meetings. No incumbent member attended fewer than 92% of the meetings of the Board and standing Board committees on which he or she served during his or her term of service. It is Outerwall’s policy to request and encourage all of its directors and director nominees to attend in person annual meetings of stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit attendance. Last year, all directors, except Mr. Sznewajs, attended the 2014 Annual Meeting of Stockholders.

The Nasdaq Listing Rules require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Listing Rule 5605(a)(2). The Board, following the review and recommendation of the Nominating and Governance Committee of the Board (the “Nominating Committee”), reviewed the independence of the persons who served as our directors during 2014, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and Outerwall and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. As a result of the review, the Board determined that all of the directors, except for Mr. Di Valerio, who served as the Company’s Chief Executive Officer during 2014, were “independent” under the applicable Nasdaq Listing Rules described above. Ms. Denzel has not qualified as an independent director since she began serving as our Interim Chief Executive Officer, effective January 18, 2015.

Our independent directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for Board and committee meetings, as appropriate. The Chair of the Board of Directors (for Board executive sessions) and the chairperson of each committee (for committee executive sessions) act as the chair of the applicable executive sessions of the independent directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Principles provide that it is our policy that the positions of Chief Executive Officer and Chair of the Board of Directors not be held by the same person. The Board believes that separating these two positions is in the best interests of the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes this leadership structure is preferred by a significant number of the Company’s stockholders. The Board also believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board of Directors considers oversight of Outerwall’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The Compensation Committee provides oversight of the Company’s pay policies and practices, including risks associated with executive compensation. The Nominating Committee oversees risks associated with corporate governance and Board composition, including the independence of Board members. The full Board participates in and receives the results of an annual risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. In addition, Outerwall’s management has implemented an enterprise risk management (“ERM”) program designed to provide a consistent framework by which key risks across the enterprise can be identified, assessed, evaluated, and treated. The structure of the ERM program includes (i) interviews of management to identify risks associated with the achievement of strategic business objectives, (ii) assessment of risks relative to the likelihood of occurrence, severity, and velocity of impact, (iii) stratification of risks into prioritized tiers, (iv) assignment of priority risks to key leaders and executive sponsors, (v) development and implementation of risk treatment plans, and (vi) quarterly reports provided to the Audit Committee with respect to risk status, including emerging risks, and treatment plan progress. Further, the internal audit department utilizes the ERM program to identify areas of focus for the conduct of risk-based internal audits. The Audit Committee receives quarterly reports regarding these risk-based internal audits, which include management action plans designed to mitigate deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management.

The chairperson of the relevant Board committee reports on its discussions to the full Board of Directors during the committee reports portion of the next Board meeting. The full Board also has access to all committee materials. This enables the Board and its committees to coordinate the risk oversight role regarding, for example, compensation and governance-related risks.

Board Committees

The Board of Directors has established the following standing committees: Audit, Compensation, and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined periodically by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 24, 2015, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on our website at ir.outerwall.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	8 meetings

The purpose of the Audit Committee is to assist the Board of Directors in oversight of (i) the integrity of Outerwall’s financial statements, (ii) Outerwall’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of Outerwall’s independent registered public accounting firm and the internal auditors, and (v) compliance with Outerwall’s code of ethics for senior financial officers and with Outerwall’s code of conduct for all Outerwall personnel. The Audit Committee retains the authority and responsibility to select, evaluate, and, where appropriate, replace the independent registered public accounting firm. The Audit Committee may retain independent counsel and accountants and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Audit Committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the registered public accounting firm’s interim reviews or annual audit before the results are released to the public or filed with the Securities and Exchange Commission

(the “SEC”) or other regulators. The Audit Committee also reviews and comments on the quality of our accounting principles and financial reporting and controls, the adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. Each Audit Committee member must meet the financial literacy, experience, and expertise requirements of the SEC, Nasdaq, and applicable laws and regulations. At least one Audit Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC, and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Messrs. Eskenazy, Landsbaum, and Sznewajs are “audit committee financial experts” under SEC rules, have accounting or related financial management experience, and are financially sophisticated under the Nasdaq Listing Rules.

Compensation Committee	11 meetings

The purpose of the Compensation Committee is to ensure that Outerwall’s compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve Outerwall’s performance goals. In particular, the Compensation Committee (i) defines and oversees the executive compensation programs (including compensation of the Chief Executive Officer), (ii) reviews, approves, and administers equity-based compensation and other employee benefit plans, (iii) periodically reviews compensation and benefits programs, and (iv) defines and oversees the director compensation program.

The Compensation Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the Compensation Committee. The charter also requires that the Compensation Committee be composed of at least three directors, all of whom are non- employee outside directors who meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Compensation Committee meets such requirements. The Compensation Committee meets throughout the year at scheduled and special times and takes actions by written consent when necessary.

Pursuant to the Compensation Committee’s charter, the Compensation Committee may engage professional consultants to assist it in meeting its responsibilities. The Compensation Committee may work with Outerwall’s human resources professionals and with outside consultants to conduct market surveys to assess and compare executive compensation levels and pay practices in similarly situated companies. The Compensation Committee has sole authority to retain outside counsel, compensation consultants, or other experts or consultants, including sole authority to terminate and approve the fees and other retention terms for such persons. To the extent permitted by applicable laws, regulations, and Nasdaq, the Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors, or to Outerwall’s officers, to perform certain duties on its behalf.

The Compensation Committee reports frequently to the Board of Directors and maintains open communication with Outerwall’s Chief Executive Officer, independent consultants, and internal human resources professionals. The Compensation Committee establishes an annual meeting schedule. Other meetings may be called by the Compensation Committee’s chairperson or at the direction of the Board. The Compensation Committee’s chairperson and Outerwall’s Chief Executive Officer and/or Chief Human Resources Officer jointly prepare an agenda for each Compensation Committee meeting.

Compensation Consultant

Pursuant to the Compensation Committee’s charter, as outlined above, the Compensation Committee may engage outside consultants to assist it in meeting its responsibilities. For 2014 executive compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executive officers and other executives, and director compensation, and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company that are either in similar lines of business or the same region. In 2014, a Towers Watson consultant attended six Compensation Committee meetings and held several telephone conference calls with the Compensation Committee’s chairperson and management during the executive compensation evaluation process. Towers Watson did not provide any other services to Outerwall and only received fees from Outerwall on behalf of the Compensation Committee. Towers Watson did not determine any aspect of Outerwall’s executive compensation. The Compensation Committee reviewed the independence of Towers Watson based on the criteria established by the SEC and determined that there were no conflicts of interest. Please refer to “Compensation Discussion and Analysis” for a discussion of the Compensation Committee’s determinations regarding executive compensation for 2014.

Role of Executives in Establishing Executive Compensation

With support from Outerwall’s human resources department, our Chief Executive Officer prepares and provides recommendations to the Compensation Committee on the following items: base salaries for current executives (excluding themselves), the design of the short-term and long-term incentive plans for executives, and the grant value of equity awards provided to executives (excluding himself or herself). At the request of the Compensation Committee, the Chief Executive Officer assists in the review of compensation studies and proposed incentive plans, including, at the delegation of the Compensation Committee, proposing specific performance goals to be reviewed by the Compensation Committee with respect to short-term and long-term executive compensation. Also at the request of the Compensation Committee, the Chief Executive Officer, the Chief Legal Officer and General Counsel, and members of the human resources department attend the Compensation Committee meetings that relate to executive compensation; however, unless specifically requested by the Compensation Committee, the executives do not attend the executive sessions of the meetings and in all cases, are excused from conversations on their individual compensation. In connection with reviewing and determining executive compensation, the Chief Executive Officer provides recommendations for compensation levels for the other executives. The Compensation Committee uses this information along with, among other things, survey data and market studies to determine executive compensation.

Nominating and Governance Committee	6 meetings

The purpose of the Nominating Committee is to (i) identify individuals qualified to become directors, (ii) approve and recommend to the Board director candidates, (iii) oversee evaluations of the Board and its committees, (iv) monitor the independence of non-employee directors, (v) develop, annually update, and recommend to the Board corporate governance principles and policies applicable to Outerwall, (vi) monitor compliance with such principles and policies, and (vii) develop and maintain succession plans for senior management.

The charter of the Nominating Committee requires that the Nominating Committee be composed of at least three directors, each of whom meets the independence standards required by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Nominating Committee meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has sole authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms relating to search firms. The Nominating Committee may also retain independent counsel and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Nominating Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of the Board of Directors. When assessing a director candidate’s qualifications, the Nominating Committee will consider, among other factors, issues of expertise (including retail, public company, and policy-making experience), independence, personal and professional ethics, integrity, values, and diversity, as well as skills relating to finance, public policy, management, and business. The Nominating Committee does not have a formal policy with respect to diversity, which includes age, geography, professional, or other; however, the Nominating Committee and the Board believe it essential to have directors representing diverse viewpoints. Accordingly, diversity, considered broadly, is one factor considered by the Nominating Committee in evaluating overall Board composition and evaluating appropriate director candidates. The director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

Pursuant to its charter, the Nominating Committee will also consider qualified director candidates recommended by Outerwall’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the Nominating Committee or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Additional Information—Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the Nominating Committee for consideration by any of Outerwall’s stockholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

The following table shows compensation earned by or paid to non-employee directors who served as directors for 2014. Mr. Di Valerio, also serving as Chief Executive Officer, did not receive additional compensation for services on the Board of Directors in 2014. The compensation of Mr. Di Valerio is described in the “2014 Summary Compensation Table.”

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Seth Bernstein (3)	—	45,865	—	45,865
Deborah L. Bevier (4)	38,750	—	—	38,750
Nelson C. Chan	110,000	159,936	—	269,936
Nora M. Denzel	72,500	109,952	—	182,452
David M. Eskenazy	70,000	109,952	—	179,952
Ross G. Landsbaum (5)	17,500	91,587	—	109,087
Robert D. Sznewajs	90,000	109,952	—	199,952
Ronald B. Woodard	80,000	109,952	—	189,952

(1)

As of December 31, 2014, non-employee members of the Board of Directors had the following aggregate number of restricted stock awards outstanding: Mr. Bernstein, 643; Ms. Bevier, 0; Mr. Chan, 2,467; Ms. Denzel, 1,696; Mr. Eskenazy, 1,696; Mr. Landsbaum, 1,664; Mr. Sznewajs, 1,696; and Mr. Woodard, 1,696. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 31, 2014. Assumptions used in the calculation of these amounts are described in footnotes 2 and 9 to the Company’s audited financial statements included in the Annual Report. On June 12, 2014, each non-employee director then serving on the Board of Directors other than Ms. Bevier received an annual award of 1,696 shares of restricted stock with a grant date fair value of $110,000 and Mr. Chan, as Chair of the Board, received an additional award of 771 shares of restricted stock with a grant date fair value of $50,000, each such restricted stock award vests one year from the date of grant and, if unvested, is forfeited upon a director’s termination of service. Ms. Bevier did not receive an annual restricted stock award in 2014 because she was not serving on the Board immediately following our 2014 annual meeting of stockholders held on June 12, 2014. On July 16, 2014, in connection with his initial appointment to the Board, Mr. Landsbaum received a prorated award of 1,664 shares of restricted stock with a grant date fair value of $91,587, which vests on June 12, 2015 and, if unvested, is forfeited upon his termination of service. On December 4, 2014, in connection with his initial appointment to the Board, Mr. Bernstein received a prorated award of 643 shares of restricted stock with a grant date fair value of $45,865, which vests on June 12, 2015 and, if unvested, is forfeited upon his termination of service.

(2)	No stock options were granted to non-employee directors during the fiscal year ended December 31, 2014. As of December 31, 2014, non-employee members of the Board of Directors had the following aggregate number of stock options outstanding: Mr. Bernstein, 0; Ms. Bevier, 6,913; Mr. Chan, 4,324; Ms. Denzel, 1,754; Mr. Eskenazy, 8,623; Mr. Landsbaum, 0; Mr. Sznewajs, 5,222; and Mr. Woodard, 8,623.

(3)	Mr. Bernstein joined the Board of Directors on December 4, 2014.

(4)	Ms. Bevier served on the Board of Directors until June 12, 2014.

(5)	Mr. Landsbaum joined the Board of Directors on July 16, 2014.

Time, Manner and Components of Director Compensation

Annual cash retainers for service as a director or committee chairperson are paid in quarterly installments. Directors are also reimbursed for reasonable Outerwall-related travel expenses.

Pursuant to a non-employee director program, effective as of June 1, 2011, amended effective January 1, 2014, and administered under the 2011 Incentive Plan, restricted stock awards are automatically awarded upon initial election or appointment to the Board of Directors and following each annual meeting of stockholders. The terms of these awards are described in footnote 1 to the table above.

2014 Director Compensation

For 2014, the components of Outerwall’s standard non-employee director cash and equity compensation were:

Compensation Paid to Non-Employee Directors
Annual retainer	$70,000
Annual restricted stock award	$110,000	(1)
Restricted stock grant upon initial election or appointment	Prorated	(2)

Additional Compensation for Board Chair and Committee Chairpersons
Non-Employee Board Chair
Annual retainer	$40,000
Annual restricted stock award	$50,000	(1)
Audit Committee Chairperson (if not Board Chair)	$15,000
Compensation Committee Chairperson (if not Board Chair)	$10,000
Nominating and Governance Committee Chairperson (if not Board Chair)	$7,500

(1)	Awards are granted based on grant date fair value.

(2)	Upon an initial election or appointment to the Board of Directors on a date other than the date of an annual meeting of stockholders, each non-employee director is automatically granted a prorated annual restricted stock award, based on the number of full calendar months between the date of initial election or appointment and the date of the first anniversary of the then last annual meeting of stockholders.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors believes that significant stock ownership by its non-employee directors further aligns their interests with the interests of the Company’s stockholders. Under our current stock ownership guidelines, each non-employee director should personally own shares of Outerwall’s common stock equal in market value to at least five times his or her annual base retainer. Shares of stock that count towards satisfaction of these guidelines include (a) fully vested shares owned directly by the director or indirectly through immediate family members and (b) unvested restricted shares. The shares owned are valued at the greater of (a) the price at the time of purchase/acquisition or (b) the current market value. Ownership is measured as of December 1 of each year. Non-employee directors as of the date the guidelines were adopted are expected to meet the guidelines by December 1, 2015. Non-employee directors joining the Board after the guidelines were adopted will have until December 1 of the fifth fiscal year after being appointed as a director to come into compliance. Non-employee directors must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. All non-employee directors were in compliance with the non-employee director stock ownership guidelines as of the last measurement date.

For additional information regarding the stock holdings of our non-employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.” Mr. Di Valerio was subject to the officer stock ownership guidelines described in “Compensation Discussion and Analysis.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers. This advisory proposal is commonly referred to as a “say-on-pay” proposal. Our stockholders have voted that we conduct advisory votes on the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually, with the next vote occurring at the 2016 Annual Meeting of Stockholders. Although this advisory vote is not binding upon the Board of Directors, our Board and Compensation Committee will review and consider the voting results of this vote when making future decisions regarding our Named Executive Officer compensation and related executive compensation program.

As described in more detail in “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain executive officers critical to our long-term success and the creation of stockholder value. Our pay-for-performance model links competitive levels of compensation to Company performance as compared to performance goals, to ensure accountability and to motivate executives to achieve a higher level of performance. Our Named Executive Officers who have a greater ability to influence the Company’s performance have a higher level of at-risk compensation in the form of short-term incentives (annual cash bonus plan) and long-term incentives (time-based restricted stock and performance-based restricted stock).

As noted in “Compensation Discussion and Analysis,” our Compensation Committee has taken several actions and also continued several long-standing practices that it believes reflect its pay-for-performance philosophy and help contribute to good corporate governance, including:

•	increasing the performance period for performance-based restricted stock awards from one year to two years beginning with the 2013 grants;

•

prohibiting our executive officers, directors, and certain other covered individuals from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan;

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments” in “Compensation Discussion and Analysis”);

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	establishing stock ownership guidelines for our executives (please refer to the related discussion under “Officer Stock Ownership Guidelines” in “Compensation Discussion and Analysis”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving change of control benefits for executives that place stronger emphasis on “double-trigger” benefits and do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” in “Compensation Discussion and Analysis” and under “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing limited perquisites (please refer to the related discussion under “Other Benefits and Perquisites” in “Compensation Discussion and Analysis”); and

•	hiring compensation consultants directly to assist the Compensation Committee in its compensation decisions.

We urge our stockholders to read the section titled “Compensation Discussion and Analysis” in this Proxy Statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the “2014 Summary Compensation Table” and other related compensation tables and narrative included under the heading “Named Executive Officer Compensation” in this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers. The Board of Directors and Compensation Committee believe that the policies and procedures articulated in that discussion are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement have contributed to the Company’s success.

We are therefore requesting that stockholders approve the following nonbinding, advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.”

The Board of Directors Recommends a Vote “FOR”

the Advisory Resolution to Approve the Compensation of Our Named Executive Officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the shares of Outerwall common stock authorized for issuance under our equity compensation plans as of December 31, 2014.

Our stockholder-approved equity compensation plans consist of our 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”) and our 2011 Incentive Plan (the “2011 Plan”). The 1997 Plan was terminated by the Board of Directors, and no additional awards will be granted under that plan, effective June 1, 2011 (the date that the 2011 Plan was approved by our stockholders).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	153,265	(1)	$52.59	1,065,254	(2)(3)
Equity compensation plans not approved by stockholders	—		—	—

Total	153,265		$52.59	1,065,254

(1)	Includes additional shares that may be issued if target performance is exceeded under outstanding unearned performance-based restricted stock awards.

(2)	Includes shares that may be granted to our non-employee directors pursuant to a program administered under the 2011 Plan and described under the section entitled “Director Compensation.”

(3)	Under the 2011 Plan, in addition to stock options, Outerwall may grant awards of common stock, stock appreciation rights, restricted stock, stock units, performance shares, performance units, or other incentives payable in cash or shares.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Outerwall’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as Outerwall’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Outerwall and its stockholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of the

Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of Outerwall’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Outerwall’s financial statements as well as for Outerwall’s financial reporting process, including internal controls thereon. KPMG LLP, acting as an independent registered public accounting firm, is responsible for auditing those financial statements.

In connection with our review of Outerwall’s consolidated audited financial statements for the fiscal year ended December 31, 2014, we relied on reports received from KPMG LLP as well as the advice and information we received during discussions with Outerwall management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2014 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees.

(iii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Rule 2-07 of Regulation S-X, Communications with Audit Committees.

(iv)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(v)	Based on the review and discussion referred to in paragraphs (i) through (iv) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

The Audit Committee

Robert D. Sznewajs, Chairperson

David M. Eskenazy

Ross G. Landsbaum

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

In connection with the audit of the 2014 financial statements and internal control over financial reporting, we entered into an engagement letter with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for Outerwall. That agreement is subject to alternative dispute resolution procedures, and various other provisions.

We incurred the following fees for services performed by KPMG LLP, our principal auditor, for fiscal years 2014 and 2013, inclusive of out-of-pocket expenses.

Audit Fees
2014	$1,871,000
2013	$2,215,100

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC.

Audit-Related Fees
2014	$0
2013	$0

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees
2014	$1,044,913
2013	$823,000

Tax Fees consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. All Tax Fees for fiscal years 2014 and 2013 related to tax compliance services, consultation, and tax planning. KPMG provided tax consultation to Outerwall on potential tax ramifications and potential reporting obligations relating to executed and anticipated transactions.

All Other Fees
2014	$0
2013	$0

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Outerwall’s principal independent registered public accounting firm.

Pursuant to its charter, the Audit Committee pre-approves the retention of Outerwall’s independent registered public accounting firm for all audit, review, and attest engagements and all non-audit services that the independent registered public accounting firm is permitted to provide the Company and approves the fees for all such services, other than de minimis non-audit services as allowed by applicable law. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and may not be delegated to management. The Audit Committee has delegated pre-approval authority to the chairperson of the Audit Committee. The chairperson is required to report his decisions to the Audit Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related, or non-audit services for which the total amount to be paid by Outerwall will exceed $150,000. The Audit Committee pre-approved 100% of the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of April 24, 2015:

Name	Age	Position
Nora M. Denzel	52	Interim Chief Executive Officer
Galen C. Smith	38	Chief Financial Officer
Donald R. Rench	48	Chief Legal Officer, General Counsel, and Corporate Secretary
Mark Horak	58	President, Redbox
James H. Gaherity	55	President, Coinstar
Maria D. Stipp	47	President, ecoATM

Nora M. Denzel has served as our Interim Chief Executive Officer since January 2015, and has been a director of Outerwall since January 2013. From February 2008 through August 2012, Ms. Denzel held various management positions at Intuit Inc. (a provider of business and financial management solutions software), including senior vice president of marketing, big data and social, and senior vice president and general manager of the employee management solutions business unit. From 2000 to 2006, Ms. Denzel served as senior vice president of the software global business unit and the storage and consulting divisions at Hewlett-Packard Company (a software and technology hardware provider). From 1997 to 2000, Ms. Denzel served as senior vice president, product operations, at Legato Systems Inc. (a data storage management software company). Ms. Denzel served as director, global storage software, at International Business Machines Corporation (a technology services, enterprise software and systems provider) from 1984 to 1997. Ms. Denzel is a member of the board of directors of Telefonaktiebolaget L.M. Ericsson (a telecommunications equipment and services provider) and Advanced Micro Devices, Inc. (a semiconductor company). Ms. Denzel served as a director of Overland Storage, Inc. (a provider of data management and protection products and services) from 2007 to 2013 and Saba Software, Inc. (a provider of learning and talent management solutions software and services) from 2011 to 2015.

Galen C. Smith has served as our Chief Financial Officer since April 2013. Previously, he served as Senior Vice President of Finance of Redbox Automated Retail, LLC (“Redbox”), Outerwall’s wholly-owned subsidiary, from May 2011 to March 2013. From January 2010 to May 2011, Mr. Smith served as Outerwall’s Corporate Vice President, Finance and Treasurer. From September 2009 to January 2010, he served as Outerwall’s Senior Director of Finance and Treasurer, and from June 2009 to August 2009, he served as Outerwall’s Director of Finance. Prior to joining Outerwall, Mr. Smith was an investment banker at Morgan Stanley & Co. (a global financial services firm) in the consumer and retail investment banking group from 2007 to 2009.

Donald R. Rench has served as our Chief Legal Officer since April 2011, as our General Counsel since August 2002, and as our Corporate Secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From 1997 through 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

Mark Horak has served as our President, Redbox since March 2014. Prior to joining Outerwall, Mr. Horak served as president, the Americas at Warner Bros. Home Entertainment (a home entertainment content delivery company) from February 2008 to February 2014, as its executive vice president and general manager of Worldwide Operations and New Packaged Media from 2007 to 2008, and as its executive vice president and general manager for Canada, Latin America, Australia and Asia from 2004 to 2007, after beginning his career with Warner Bros. in various executive-level marketing roles. Previously, he served in marketing positions with Dole Packaged Foods (a food sourcing, processing, distributing, and marketing company), StarKist Seafood Company (a food producing, distributing, and marketing company), and Nabisco Brands, Inc. (a food manufacturing and marketing company).

James H. Gaherity has served as our President, Coinstar since March 2014. Previously, he served as Senior Vice President, World Wide Operations from February 2012 to March 2014. From March 2010 to February 2012, Mr. Gaherity served as Vice President of North America Operations, from May 2006 to March 2010, as Vice President of Regional Operations, and from April 2004 to May 2006, as Director of U.S. Operations for Coinstar. Prior to joining Outerwall, Mr. Gaherity served in various management roles at The Brinks Company (a security services company) from 1988 to 2004.

Maria D. Stipp has served as our President, ecoATM since February 2014. Previously, she served as our Chief New Ventures Officer from June 2013 to February 2014, and interim president for ecoATM from October 2013 to January 2014. From June 2011 to June 2013, Ms. Stipp served as Outerwall’s Chief Customer Officer. From February 2004 to April 2011, Ms. Stipp held several positions at Activision Blizzard, Inc. (a video game publisher), most recently as executive vice president and general manager of the owned properties business unit. From 2001 to 2004, Ms. Stipp served as vice president of sales at Vivendi Universal Games (a developer, publisher, and distributor of interactive entertainment). Ms. Stipp previously held sales leadership positions at Miller Brewing Company (a beverage brewing company) and Kellogg Sales Company (a packaged food company).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of Outerwall common stock beneficially owned as of April 1, 2015 by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock as of April 1, 2015; (ii) each director as of April 1, 2015; (iii) each of the Named Executive Officers listed in the “2014 Summary Compensation Table”; and (iv) the directors and executive officers as a group as of April 1, 2015.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Outerwall’s corporate headquarters at 1800 114th Avenue S.E., Bellevue, Washington 98004.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares (1)
More Than 5% Stockholders:

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	1,909,766	10.3%

BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	1,618,277	8.7%

Fine Capital Partners, L.P. (4) 590 Madison Avenue, 27th Fl. New York, NY 10022	1,077,189	5.8%

Arlington Value Capital, LLC (5) 222 South Main Street, Suite 1750 Salt Lake City, UT 84101	978,694	5.3%

Non-Employee Directors:
Seth Bernstein (6)	643	*
Nelson C. Chan (7)	10,903	*
Nora M. Denzel (8)	5,205	*
David M. Eskenazy (9)	14,923	*
Ross G. Landsbaum (10)	1,664	*
Robert D. Sznewajs (11)	18,133	*
Ronald B. Woodard (12)	9,518	*

Named Executive Officers:
J. Scott Di Valerio (13)	0	*
Galen C. Smith (14)	44,506	*
Donald R. Rench (15)	59,345	*
Mark Horak (16)	29,525	*
Maria D. Stipp (17)	26,267	*
All directors and executive officers as a group (12 persons) (18)	238,762	1.3%

*	Represents beneficial ownership of less than 1%

(1)

Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, as described in the footnotes below.

For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 18,498,978 shares of Outerwall common stock outstanding as of April 1, 2015, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or other rights within 60 days of April 1, 2015. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on a Schedule 13G/A filed with the SEC on April 9, 2015 by The Vanguard Group (“Vanguard”). Pursuant to the filing, Vanguard reports that it has sole voting power over 25,538 shares, sole dispositive power over 1,885,528 shares, and shared dispositive power over 24,238 shares.

(3)	Information presented is based on a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc., as a parent holding company or control person. Pursuant to the filing, BlackRock, Inc. reports that it has sole voting power over 1,570,729 shares and sole dispositive power over 1,618,277 shares.

(4)	Information presented is based on a Schedule 13G/A filed with the SEC on February 17, 2015 by Fine Capital Partners, L.P., Fine Capital Advisors, LLC, and Debra Fine. Pursuant to the filing, each of Fine Capital Partners, L.P., Fine Capital Advisors, LLC (general partner of Fine Capital Partners, L.P.), and Ms. Fine (manager of Fine Capital Advisors, LLC) reports that each had shared voting power and shared dispositive power over the shares.

(5)	Information presented is based on a Schedule 13G filed with the SEC on February 17, 2015 by Arlington Value Capital, LLC, as an investment advisor. Pursuant to the filing, Arlington Value Capital, LLC reports that it has sole voting power over 842,494 shares, shared voting power over 136,200 shares, and sole dispositive power over 978,694 shares.

(6)	The number of shares beneficially owned by Mr. Bernstein includes 643 shares of unvested restricted stock.

(7)	The number of shares beneficially owned by Mr. Chan includes (a) 4,324 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 2,467 shares of unvested restricted stock.

(8)	The number of shares beneficially owned by Ms. Denzel includes (a) 1,754 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 1,696 shares of unvested restricted stock. Ms. Denzel became our Interim Chief Executive Officer on January 18, 2015.

(9)	The number of shares beneficially owned by Mr. Eskenazy includes (a) 5,222 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 1,696 shares of unvested restricted stock.

(10)	The number of shares beneficially owned by Mr. Landsbaum includes 1,664 shares of unvested restricted stock.

(11)	The number of shares beneficially owned by Mr. Sznewajs includes (a) 3,885 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 1,696 shares of unvested restricted stock.

(12)	The number of shares beneficially owned by Mr. Woodard includes (a) 3,885 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 1,696 shares of unvested restricted stock.

(13)	Mr. Di Valerio stepped down as our chief executive officer effective January 18, 2015.

(14)	The number of shares beneficially owned by Mr. Smith includes (a) 6,207 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 33,075 shares of unvested restricted stock, 11,924 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(15)	The number of shares beneficially owned by Mr. Rench includes (a) 16,075 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 18,161 shares of unvested restricted stock, 8,694 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(16)	The number of shares beneficially owned by Mr. Horak includes 27,425 shares of unvested restricted stock, 12,164 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(17)	The number of shares beneficially owned by Ms. Stipp includes (a) 2,152 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015 and (b) 21,900 shares of unvested restricted stock, 7,250 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

(18)	The number of shares beneficially owned by all directors and executive officers as a group as of April 1, 2015 includes (a) 46,111 shares issuable upon the exercise of options exercisable within 60 days of April 1, 2015, and (b) 124,934 shares of unvested restricted stock, 44,739 of which are a target amount subject to adjustment and vesting based on the Company’s achievement of certain performance targets.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Outerwall’s directors, officers, and beneficial holders of more than 10% of a registered class of Outerwall’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, all of the applicable directors, officers, and beneficial holders of more than 10% of the Company’s stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the 2014 compensation program for our “Named Executive Officers,” who include:

•	J. Scott Di Valerio, our former Chief Executive Officer, who stepped down as our Chief Executive Officer effective January 18, 2015, but remained an employee of the Company through February 28, 2015;

•	Galen C. Smith, our Chief Financial Officer;

•	Donald R. Rench, our Chief Legal Officer, General Counsel, and Corporate Secretary;

•	Mark Horak, President of Redbox as of March 17, 2014; and

•	Maria D. Stipp, President of ecoATM as of February 6, 2014.

The Compensation Committee, which is composed of all independent directors, designed our program to ensure that our compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve our performance goals.

Executive Summary

We experienced solid results in several key areas for fiscal year 2014, including:

•	We continued to manage the business for profitability while making investments in our future. For fiscal year 2014 compared to fiscal year 2013, core diluted earnings per share (“Core Diluted EPS”)

from continuing operations grew by 8.6% to $6.43 (Core Diluted EPS is a non-GAAP (generally accepted accounting principles) financial measure; for reconciliation to diluted EPS from continuing operations (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Core Diluted EPS from continuing operations” on page 43);

•

We generated strong free cash flow. For fiscal year 2014, our free cash flow was $240.4 million up from $166.4 million in fiscal year 2013 (free cash flow is a non-GAAP financial measure; for reconciliation to net cash provided by operating activities (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Free Cash Flow” on page 43);

•	We returned value to our shareholders by repurchasing approximately $541.4 million of our common stock, representing approximately 7.9 million shares and over 200% of our free cash flow;

•	We grew our ecoATM business and installed more than 1,000 ecoATM kiosks during the year;

•	Redbox achieved its 4 billionth cumulative rental in November 2014;

•	Our Coinstar business generated record revenue of $315 million; and

•	We extended existing content agreements with Sony, Paramount, and Universal and signed an agreement with Lionsgate.

We also experienced some challenges in fiscal year 2014, including:

•	Our rentals and revenue for Redbox did not meet our expectations due to, among other things, a challenging release schedule for much of 2014; and

•	Delays in the timing of ecoATM kiosk installations.

Compensation for our Named Executive Officers during 2014 reflected the Company’s performance and our pay-for-performance philosophy, including:

•	Base salary increases for 2014 ranged from 3% to 5% for all Named Executive Officers other than Mr. Horak, who was a new hire in 2014.

•

Cash bonuses earned under our 2014 Incentive Compensation Plan for all Named Executive Officers ranged from 8% to 32% of target as a result of the Company’s achievement of 91.8% of the target revenue goal for 2014 (calculated as described below under the discussion of “Short-Term Incentives”) and management team and/or individual performance. The Company’s achievement of the core direct contribution margin (“Core DCM”) goal for 2014 (defined and calculated as described below under the discussion of “Short-Term Incentives”) was below the minimum threshold.

•

The aggregate value of all annual equity awards granted to each of our Named Executive Officers in 2014 ranged from $450,000 to $2,450,000 (based on performance-based restricted stock awards at target), reflecting our emphasis on long-term compensation and our philosophy of aligning the interests of our executives with the interests of stockholders. Performance-based restricted stock awards granted in 2014 have a two-year performance period (2014-2015) and will be earned, if at all, after the end of fiscal 2015. After adjustment as discussed below under “Long-Term Incentives—Payout of 2013-2014 Performance-Based Restricted Stock Awards,” performance-based restricted stock awards for the 2013-2014 performance period were earned at 31.25% of target as a result of the Company’s achievement of 96.2% of the target core return on invested capital (“Core ROIC”) goal. The Company’s achievement of the core adjusted earnings before interest, tax, depreciation and amortization (“Core Adjusted EBITDA”) goal was below the minimum threshold. (Both the Core

ROIC and Core Adjusted EBITDA measures are defined and calculated as described below under the discussion of “Long-Term Incentives—Payout of 2013-2014 Performance-Based Restricted Stock Awards.”)

Over the last several years, the Compensation Committee has taken several actions and also continued several long-standing practices that it believes reflect its pay-for-performance philosophy and contribute to good corporate governance, including:

•	increasing the performance period for performance-based restricted stock awards from one year to two years, beginning with the 2013 grants;

•

prohibiting our executive officers, directors, and certain other covered individuals from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan;

•

adopting a recoupment policy (also known as a “clawback policy”) covering incentive compensation paid to executives (please refer to the related discussion under “Policy on Reimbursement of Incentive Payments”);

•	formalizing an annual process to assess risks associated with our compensation policies and programs;

•	establishing stock ownership guidelines for our executives (please refer to the related discussion under “Officer Stock Ownership Guidelines”);

•	retaining discretion to adjust amounts payable under various compensation components;

•

approving change of control benefits for executives that place stronger emphasis on “double-trigger” benefits and do not include any tax gross-ups (please refer to the related discussions under “Severance and Change of Control” in this “Compensation Discussion and Analysis” and under “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation”);

•	establishing caps of 200% of target and 150% of target under the short-term incentive program and the long-term performance-based restricted stock program, respectively;

•	providing limited perquisites (please refer to related discussion under “Other Benefits and Perquisites”); and

•	hiring compensation consultants directly to assist the Compensation Committee in its compensation decisions.

Outerwall experienced solid financial performance over the last several years. As a review of financial results from continuing operations over the last five years provided below indicates, we generated strong free cash flow and our Core Diluted EPS from continuing operations has grown by more than 185%, delivering on the Company’s objective of managing the business for profitability.

* For additional detail on Free Cash Flow for 2010 and 2011, please see our Annual Report on Form 10-K for the year ended December 31, 2012 under “Management’s Discussion and Analysis of Financial Condition

and Results of Operations—Non-GAAP Financial Measures—Free Cash Flow from Continuing Operations” on page 37. For additional detail on Core Diluted EPS from Continuing Operations for 2011, please see our Annual Report on Form 10-K for the year ended December 31, 2013 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Core Diluted EPS from continuing operations” on page 34.

** There were no non-core items in 2010, so figures reflect diluted earnings per share from continuing operations.

In determining compensation for our Named Executive Officers, the Compensation Committee has worked to align the objectives of our executive compensation programs (outlined in the sections below) with our performance. Over the last five years, the trend line for our CEO Total Compensation* has been similar to, or below, that of our indexed total stockholder return (“TSR”)*. While our financial results and TSR performance have been solid, our CEO Total Compensation was lower in 2013 and 2014 as we did not achieve our incentive measures at target levels, demonstrating our commitment to pay for performance. This is illustrated in the graph below.

* For purposes of this graph, “CEO Total Compensation” includes the total annual compensation reported in the Summary Compensation Table with the following adjustments: (a) for 2010 through 2013, adjustments for awards of performance-based restricted stock that were actually earned (above or below target) calculated as of the dates the applicable adjustments were determined, (b) the 2014 performance-based restricted stock grant is valued at target as it has not yet been earned, and (c) Mr. Di Valerio’s 2013 cash compensation was annualized to reflect a full year in the position of Chief Executive Officer. “TSR” is defined as the increase in our stock price, indexed to December 31, 2009 at 100% and measured as of December 31 of each subsequent year.

Objectives of Executive Compensation Programs

Our executive compensation programs are designed to attract, motivate, and retain executives critical to our long-term success and the creation of stockholder value. The decisions by the Compensation Committee concerning the specific compensation elements and total compensation paid or awarded to our Named Executive Officers for 2014 were made with the following objectives in mind:

•

“total” compensation—the Compensation Committee believes that executive compensation packages should take into account the competitiveness of each component of compensation and also total direct compensation, which includes base salary, short-term (cash) and long-term (equity) incentives, and benefits;

•

“pay-for-performance”—the Compensation Committee believes that a significant portion of executive compensation should be determined based on Company performance as compared to quantitative and qualitative performance goals set at the beginning of each year to ensure accountability and to motivate executives to achieve a higher level of performance;

•

“at-market” compensation—the Compensation Committee believes that executive total direct compensation should generally be near the median (but below the 75th percentile) of compensation in the market and considers the market data from published surveys and a similarly situated peer group of companies (as detailed below) in order to attract and retain the most qualified candidates;

•

“at-risk” compensation—the Compensation Committee believes that the allocation among the different forms of compensation should vary based on the position and level of responsibility; for example, those executives with the greater ability to influence Company performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in time-based restricted stock, performance-based restricted stock, and performance-based short-term incentives;

•

“stockholder aligned” compensation—the Compensation Committee believes that equity compensation awarded to executives (consisting of a mix of time-based restricted stock and performance-based restricted stock) should be a significant portion of each executive’s compensation, should assist in the retention of our executives, and should further the shared interests of our executives and stockholders;

•	“fair” compensation—the Compensation Committee believes that executive compensation levels should be perceived as fair, both internally and externally; and

•

“tax deductible” compensation—the Compensation Committee believes that we should maximize the tax deductibility of compensation paid to executives, as permitted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), but may approve components of executive compensation that will not meet the requirements of Section 162(m) in order to attract, motivate, and retain executives.

The executive compensation program objectives for 2014 were established based on discussions among the Compensation Committee, management, and outside consultants. The Compensation Committee reviews the compensation program objectives annually when determining the next year’s executive compensation.

Executive Compensation Process

Benchmarking of Compensation

In order to attract and retain the most qualified candidates and depending on the executive’s position and/or the component of compensation, the Compensation Committee generally set 2014 Named Executive Officer total direct compensation (consisting of base salary and target short-term and long-term incentives) near the median of the aggregate market surveys and proxy data that the Compensation Committee reviewed, with the exceptions of Mr. Horak and Ms. Stipp, whose 2014 total direct compensation was set between the median and the 75th percentile of the aggregate market surveys and proxy data.

For 2014 Named Executive Officer compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executives and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company. The data gathered included 25th percentile, 50th percentile (median), and 75th percentile base salary and actual cash compensation levels as well as 50th percentile and 75th percentile long-term incentive and total direct compensation levels. Specifically, Towers Watson provided data from the following surveys (survey data is provided in aggregate form; survey participants on an individual position basis were not identifiable) and the proxy data for the peer companies listed below, updated to January 1, 2014 by an annualized rate of 3.0%:

•	2013 Mercer Executive Compensation Survey Report (for companies with $1 billion to $2.5 billion in revenues and $2.5 billion to $5 billion in revenues);

•	2013 Towers Watson Executive Compensation Database (for companies with $1 billion to $3 billion in revenues); and

•	2013 Radford Global Technology Survey (for companies with $1 billion to $3 billion in revenues).

The 2014 peer group was very similar to the 2013 peer group, with the exception of the addition of Blackhawk Network Holdings, Inc. and the removal of RealNetworks, Inc. Blackhawk Network Holdings was added due the similarities of size and retailer relationships. RealNetworks, Inc was removed as it was no longer comparable from a size perspective. The following companies composed the 2014 peer group:

Blackhawk Network Holdings, Inc.	International Game Technology

The Brink’s Company	Netflix, Inc.

Diebold, Incorporated	Scientific Games Corporation

GameStop Corp.	TiVo Inc.

Role of Executive Officers

In 2014, Mr. Di Valerio, with support from the Company’s human resources and finance departments, prepared and provided recommendations to the Compensation Committee on the following items: base salaries for executives (excluding himself), the design of the 2014 short-term and long-term incentive plans for executives, and the grant value of equity awards provided to executives (excluding himself ). Mr. Di Valerio considered several factors when making these recommendations as outlined below in the “Elements of In-Service Compensation and Benefits” section. Because Mr. Di Valerio was no longer our Chief Executive Officer as of January 18, 2015, following 2014 year-end, Ms. Denzel, our Interim Chief Executive Officer, reviewed the results of the Company with the Compensation Committee. The Compensation Committee also considered the recommendations on individual performance incentives that Mr. Di Valerio had prepared prior to his departure for executives (excluding himself).

Tax Considerations

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the Chief Executive Officer and the three other most highly compensated executives (other than the Chief Financial Officer) in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. One factor that the Compensation Committee reviews and considers when determining the compensation of executive officers is the deductibility of executive compensation under Section 162(m) of the Code. The Compensation Committee may structure certain compensation programs in a manner intended to allow compensation to be fully deductible under Section 162(m) of the Code. However, the Compensation Committee retains the flexibility and discretion to grant compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Compensation Committee, as well as other considerations important to the Company’s success, such as encouraging employee retention and rewarding achievement of key corporate goals.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, the Compensation Committee considered the business risks inherent in program designs to ensure that they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of stockholder interests. The Compensation Committee is satisfied that the plan designs are conservative in this respect and that the compensation components work together as a check and balance to ensure that executive incentives are consistent with stockholder interests. The Compensation Committee believes that as a result of our use of different types of equity compensation awards, our use of both long- and short-term incentives with multiple performance measures, the implementation of our Policy on Reimbursement of Incentive Payments (as discussed below), the caps on our incentive payments at sustainable levels, and our stock ownership guidelines (as discussed below), the Company’s executive compensation program does not encourage our management to take unreasonable risks relating to the business.

2014 Say-on-Pay Vote

At our 2014 Annual Meeting of Stockholders, approximately 95% of the votes cast were cast in favor of the advisory vote on the compensation of our Named Executive Officers (not including abstentions or broker non-votes) (the “2014 Say-on-Pay Vote”). The 2014 Say-on-Pay Vote occurred after 2014 compensation decisions for Named Executive Officers had been made. Given the strong support from our stockholders in the 2014 Say-on-Pay Vote, the Compensation Committee determined that additional adjustments to the compensation of Named Executive Officers were not necessary.

Elements of 2014 Compensation

Elements of In-Service Compensation and Benefits

Compensation paid to our Named Executive Officers in 2014 consisted of the following primary components:

•	base salary;

•	short-term (cash) incentives; and

•	long-term (equity) incentives.

We pay base salaries in order to attract and retain executives as well as to provide a base of cash compensation for employment for the year. We pay short-term incentives to reward executives for individual and team performance and for achieving key measures of corporate performance. We pay long-term incentives in order to retain executives as well as to align the interests of executives directly with the long-term interests of our stockholders.

Base Salary.    Base salaries for our executives are determined by evaluating a number of factors, including:

•	the responsibilities of the position;

•	the strategic value of the position;

•	the experience, skills, and performance of the individual filling the position;

•	market data for comparable positions, with base salaries generally targeted near the median; and

•	the other elements of compensation and the overall value of total direct compensation.

Base salaries are reviewed annually and are effective on or about March 1 of the new fiscal year. The Compensation Committee may adjust base salaries from time to time to recognize changes in individual performance, promotions, and competitive compensation levels.

In January 2014, the Compensation Committee established 2014 base salaries for the Named Executive Officers who were executives of the Company at that time. Mr. Horak’s base salary was established at the time of his hire in March 2014. The Compensation Committee approved the following 2014 base salaries:

Named Executive Officer	2014 Base Salary	Percentage Increase Over 2013 Base Salary
J. Scott Di Valerio	$772,500	3.0%
Galen C. Smith	420,000	5.0%
Donald R. Rench	390,000	4.6%
Mark Horak	445,000	N/A
Maria D. Stipp	355,000	2.9%

As previously noted, although we generally set compensation, including base salaries, near the median of market data, base salaries for Mr. Horak and Ms. Stipp were set between the median and the 75th percentile of market data to reflect their extensive prior experience and their responsibilities and expectations in their positions at the Company.

Short-Term Incentives.    The 2014 short-term incentives awarded to our Named Executive Officers were awarded under the 2014 Incentive Compensation Plan and consisted of a cash bonus to reward executives for performance during the 2014 fiscal year. The structure of the 2014 Incentive Compensation Plan for all Named Executive Officers was as follows:

•	80% was based on the Company’s achievement of certain performance measures described below; and

•	20% was based on the Compensation Committee’s discretion after evaluating the management team’s and/or the individual’s performance.

As noted above, the Compensation Committee believes that those executives who have a greater ability to influence Company performance should have a higher level of at-risk compensation. Accordingly, target bonus amounts varied by position. In 2014, the Compensation Committee increased the short-term incentive target awards for Mr. Rench and Ms. Stipp by 5% and 10%, respectively, consistent with our objectives of providing pay-for-performance, at-risk compensation, and at-market compensation. Target award percentages for the other Named Executive Officers remained the same. As a result, target award percentages for 2014 as compared to 2013 were as follows:

Named Executive Officer	2014 Target Award as Percentage of Base Salary *	2013 Target Award as Percentage of Base Salary
J. Scott Di Valerio	100%	100%
Galen C. Smith	60%	60%
Donald R. Rench	60%	55%
Mark Horak	70%	N/A
Maria D. Stipp	60%	50%

*	Target awards were based on the executive’s actual base salary for the year and percentages reflect the target award at year end. Mr. Horak’s bonus opportunity was annualized per his new hire agreement.

As previously noted, we generally set compensation, including short-term incentive targets, near the median of market data. The short-term incentive targets for Mr. Horak and Ms. Stipp were set between the median and the 75th percentile of market data to reflect their extensive prior experience and their responsibilities and expectations in their positions at the Company.

Corporate Performance Component

In 2014, the Compensation Committee chose to measure our short-term incentives based on overall results, as well as results from core activities, both of which are indicative of our ongoing performance. We define our core activities as those associated with our primary operations, while our non-core activities are primarily nonrecurring events or events that we do not control. For further information regarding core activities and non-core activities, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Non-GAAP Financial Measures—Core and Non-Core Results” on page 41.

For the 80% attributable to the achievement of corporate performance measures, the Compensation Committee reviewed the following performance measures, weighted as noted below:

•	Core DCM (weighted at 62.5%), defined as net income from core activities before taxes and stock-based compensation; and

•	Revenue (weighted at 37.5%).

These measures were recommended by management and approved by the Compensation Committee again in 2014 but the Compensation Committee approved a change from equally weighted measures to a weighting of 62.5% for Core DCM and 37.5% for revenue to reflect the Company’s increased emphasis on managing the business for profitability. The tables below show the level of achievement and the related level of payout (between 0% and 200%) attributable to each measure. Amounts are interpolated for achievement between the levels provided in the tables.

	Core DCM Achievement
Amount	% of Target	Payout %
$ 228,463,000	87.5%	0.0%
$ 234,990,000	90.0%	40.0%
$ 241,518,000	92.5%	55.0%
$ 248,045,000	95.0%	70.0%
$ 254,573,000	97.5%	85.0%
$ 261,100,000	100.0%	100.0%
$ 274,155,000	105.0%	115.0%
$ 287,210,000	110.0%	130.0%
$ 300,265,000	115.0%	145.0%
$ 313,320,000	120.0%	172.8%
$ 326,375,000	125.0%	200.0%

	Revenue Achievement
Amount	% of Target	Payout %
$ 2,258,730,000	90.0%	0.0%
$ 2,308,924,000	92.0%	30.0%
$ 2,359,118,000	94.0%	60.0%
$ 2,409,312,000	96.0%	73.3%
$ 2,459,506,000	98.0%	86.7%
$ 2,509,700,000	100.0%	100.0%
$ 2,559,894,000	102.0%	113.3%
$ 2,610,088,000	104.0%	126.7%
$ 2,660,282,000	106.0%	140.0%
$ 2,710,476,000	108.0%	170.0%
$ 2,760,670,000	110.0%	200.0%

In February 2015, the Compensation Committee determined that the Company achieved $2,303,003,000 in revenue for 2014, or 91.8% of target, resulting in a payout of 26.5% for this portion of each Named Executive Officer’s short-term incentive award under the 2014 Incentive Compensation Plan, but did not achieve the minimum threshold for the Core DCM measure, resulting in zero payout for this portion of each Named Executive Officer’s short-term incentive award under the 2014 Incentive Compensation Plan. Core DCM is calculated inclusive of bonus expenses.

Management Team and/or Individual Performance Component

For the 20% attributable to the Compensation Committee’s discretion after evaluating the management team’s and/or the individual’s performance applicable to all Named Executive Officers, the Compensation Committee considered the recommendations of Mr. Di Valerio and Ms. Denzel for all participating executives (excluding Mr. Di Valerio) and conducted its own evaluation of Mr. Di Valerio. The following table summarizes the factors evaluated by the Compensation Committee for each participating Named Executive Officer and the percentage payout approved by the Compensation Committee for this component of the award.

Named Executive Officer	Management Team/Individual Performance Factors	Component Payout %
J. Scott Di Valerio	Did not meet key objectives.	0%

Galen C. Smith	Strong execution on debt structure and capital allocation initiatives. Drove solid free cash flow and high return on equity. Led share repurchasing activities. Continued leadership on efficiency and expense management programs.	120%

Donald R. Rench	Led the legal team in the successful completion of several studio and retailer contracts and the transition agreement with Redbox Instant by Verizon. Guided legal support for debt restructure and capital allocation initiatives.	110%

Mark Horak	Strong transition into the President of Redbox role; key leader in the successful completion of several studio contracts. Repositioned Redbox marketing and content management organizations.	100%

Maria D. Stipp	Strong transition into the President of ecoATM role. Led large increase in ecoATM kiosk placements. Strong leadership in ecoATM integration and scalability activities.	110%

Total Payouts

Overall, the total cash bonuses paid to our Named Executive Officers under the 2014 Incentive Compensation Plan ranged from 8% to 32% of each of their respective target bonus amounts. Total individual cash bonuses paid to each of the participants for 2014 consisted of the following:

Named Executive Officer	Company Performance	Management Team / Individual Performance	Total Bonus	Total Bonus as a Percent of Target
J. Scott Di Valerio	$61,139	$0	$61,139	8.0%
Galen C. Smith	19,887	60,037	79,924	32.0%
Donald R. Rench	18,476	51,130	69,606	30.0%
Mark Horak	24,764	62,300	87,064	28.0%
Maria D. Stipp	16,860	46,658	63,518	30.0%

Long-Term Incentives.    Long-term incentives awarded in 2014 to our Named Executive Officers consisted of equity compensation in the form of time-based restricted stock awards and performance-based restricted stock awards. All long-term incentive grants to the Named Executive Officers are approved by the Compensation

Committee. Annual long-term incentive grants are typically granted at the beginning of the service period for which the awards are granted (e.g., the long-term incentive grants for performance in 2014 were made in February 2014) in order to motivate and retain the executive for the upcoming year. The Compensation Committee also periodically makes promotional or new hire equity grants. As a new hire, Mr. Horak’s long-term incentive grants were approved in March 2014.

The Compensation Committee believes that stock ownership is an essential tool to align the interests of our executives and stockholders. Generally, the higher the level of the executive’s position, the greater the percentage of long-term incentives granted in the form of time-based restricted stock and performance-based restricted stock, which we consider to be at-risk compensation. The Compensation Committee believes that a percentage of total compensation should be at risk in terms of Company performance to maintain strong stockholder alignment. Based on this philosophy, the Compensation Committee began granting performance-based restricted stock in 2007. For 2014, the Compensation Committee eliminated stock options from the mix of annual long-term incentive compensation for executive officers to reduce complexity in equity compensation and improve the balance between retention and incentives in equity compensation. Accordingly, the mix of long-term incentives for Named Executive Officers in 2014 consisted of:

•	50% time-based restricted stock; and

•	50% performance-based restricted stock.

Consistent with the terms of the performance-based restricted stock awards granted in 2013, the Compensation Committee approved a two-year performance period (2014-2015) rather than a one-year performance period for the 2014 performance-based restricted stock awards to better align the awards with results over time.

The Compensation Committee determined the total dollar value of long-term compensation delivered to the Named Executive Officers based on an evaluation of the following factors (without assigning a relative weight to any one particular factor):

•	the past performance at the Company and anticipated contribution by the executive;

•	the equity awards required from a competitive point of view to attract and/or retain the services of a valued executive;

•	the market data for comparable positions provided by Towers Watson, with long-term compensation generally targeted between the median and the 75th percentile of the market data;

•	the relative total stockholder return over time of the Company compared to peer companies and market indexes;

•	the value of equity awards already held by the executive;

•	the value of long-term incentives as a percentage of total direct compensation;

•	the realized and realizable value of total compensation over the prior two years; and

•	the other elements of compensation and the current overall value and potential future value of total direct compensation.

The total dollar value of long-term incentive compensation was converted into the number of shares subject to each type of award based on the mix of long-term incentives described above, using the closing price of our common stock on the date of grant. The total dollar value of target long-term incentive compensation delivered to the Named Executive Officers in 2014 was as follows:

Named Executive Officer	Total Dollar Value
J. Scott Di Valerio	$2,450,000
Galen C. Smith	800,000
Donald R. Rench	550,000
Mark Horak	750,000
Maria D. Stipp	450,000

Time-Based Restricted Stock Awards

The Named Executive Officers were granted the following time-based restricted stock awards in 2014:

Named Executive Officer	Time-Based Restricted Stock
J. Scott Di Valerio	16,852
Galen C. Smith	5,502
Donald R. Rench	3,783
Mark Horak	5,742
Maria D. Stipp	3,095

All time-based restricted stock awards granted to the Named Executive Officers in 2014 vest (and are no longer subject to forfeiture) in four equal annual installments starting on the one-year anniversary of the vesting commencement date of February 24, 2014, except that for Mr. Horak, the vesting commencement date was March 17, 2014.

We do not have, nor do we intend to have, a program, plan, or practice to time stock awards to our existing executives or to new executives in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation.

2014-2015 Performance-Based Restricted Stock Awards

As noted above, the performance-based restricted stock awards (at target) constituted 50% of the total dollar value of long-term incentive compensation delivered to each Named Executive Officer in 2014. Executives received performance-based restricted stock awards in February 2014 and, for Mr. Horak, in March 2014, for 2014 compensation.

The Compensation Committee annually reviews the structure of its performance-based restricted stock awards to ensure that the focus is on the right measures to incentivize executives and create value for our stockholders. As a result of that review, the Compensation Committee determined to increase the performance period from one year to two years beginning in 2013. For the 2014 awards, the Compensation Committee determined to replace the Core Adjusted EBITDA measure previously used with Free Cash Flow, so the applicable measures and weightings were as follows:

•	50% based on Free Cash Flow (as defined below) cumulative results for 2014 and 2015; and

•	50% based on Core ROIC (as defined below) measured for 2014 and 2015 separately and then averaged.

The Compensation Committee chose to replace the Core Adjusted EBITDA measure to better align with our focus on generating Free Cash Flow and managing for profitability. Free Cash Flow is defined as net cash from operating activities minus purchase of property and equipment (Free Cash Flow is a non-GAAP financial measure; for reconciliation to net cash provided by operating activities (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Free Cash Flow” on page 43). Core ROIC is defined as net operating profit after taxes (“NOPAT”) for core activities for the fiscal year divided by invested capital. For purposes of calculating NOPAT, we apply a 39% corporate tax rate. Invested capital is defined as net debt plus total stockholder equity, averaged for the beginning and the end of the fiscal year.* The ROIC measure is based on results from core activities, which is indicative of our ongoing performance. As explained above in the discussion of our short-term incentives, we define our core activities as those associated with our primary operations.

* For ease of understanding, formulas for our Core ROIC calculation are presented below:

Core =	NOPAT
ROIC	Invested Capital

NOPAT =	(Income from continuing operations from core activities before taxes – Interest income + Interest expense) x (1 – Corporate tax rate)

Invested Capital = Total stockholder equity + Net Debt

Net Debt =	(short- and long-term debt and capital lease obligations) – (cash and cash equivalents – cash identified for settling our payable to retail partners in relation to our Coinstar kiosks)

If the minimum specified performance goals for the 2014-2015 performance period are not achieved, the performance-based restricted stock awards will be forfeited. An executive could earn between 50% and 150% of the target number of shares if the minimum and maximum specified performance goals are achieved, respectively. Amounts are based on the level of achievement between the minimum and maximum performance goals. Once the performance-based restricted stock awards for the 2014-2015 performance period are earned following completion of the performance period, 65% of the shares earned will vest in February 2016 and 35% will vest in February 2017, provided the executive continues to provide services to us.

The following table shows the number of performance-based shares of restricted stock that could be earned by a Named Executive Officer for the 2014-2015 performance period, depending on the level of achievement of the performance goals and continued service:

Named Executive Officer	Minimum	Target	Maximum
J. Scott Di Valerio	8,426	16,852	25,278
Galen C. Smith	2,751	5,502	8,253
Donald R. Rench	1,892	3,783	5,674
Mark Horak	2,871	5,742	8,613
Maria D. Stipp	1,548	3,095	4,643

Payout of 2013-2014 Performance-Based Restricted Stock Awards

The measures and weightings for the performance-based restricted stock awards granted in 2013 for the 2013-2014 performance period and earned in 2015 were as follows:

•	50% based on Core Adjusted EBITDA (as defined below) from continuing operations for 2013 and 2014; and

•	50% based on Core ROIC (as defined below) for 2014.

Core Adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and non-core adjustments (Core Adjusted EBITDA from continuing operations is a non-GAAP financial measure; for reconciliation to net income from continuing operations (the most comparable GAAP measure) and other information on this measure, please reference our Annual Report under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Core Adjusted EBITDA from Continuing Operations” on page 42). Core ROIC is defined as NOPAT for core activities for the fiscal year (2014) divided by invested capital. For purposes of calculating NOPAT, we applied a 38% corporate tax rate. Invested capital is defined as net debt plus total stockholder equity, averaged for the beginning and the end of the fiscal year.* As explained above in the discussion of our short-term incentives, we define our core activities as those associated with our primary operations.

* For ease of understanding, formulas for our Core ROIC calculation are presented below:

Core =	NOPAT
ROIC	Invested Capital

NOPAT =	(Income from continuing operations from core activities before taxes + restructuring costs – Interest income + Interest expense) x (1 – Corporate tax rate)

Invested Capital = Total stockholder equity + Net Debt

Net Debt =	(short- and long-term debt and capital lease obligations) – (cash and cash equivalents – cash identified for settling our payable to retail partners in relation to our Coinstar kiosks)

The 2013-2014 performance-based restricted stock awards were earned depending on the level of achievement of the performance goals. The tables below show the level of achievement and the related level of payout (between 50% and 150% of target) attributable to each measure, including adjustments related to our ecoATM acquisition, as provided by the terms of the awards. Amounts are interpolated for achievement between the levels provided in the tables.

	Core Adjusted EBIDTA Achievement
Amount	% of Target	Payout %
$ 1,038,971	93.5%	50.0%
$ 1,055,639	95.0%	75.0%
$ 1,072,307	96.5%	90.0%
$ 1,111,199	100.0%	100.0%
$ 1,166,759	105.0%	125.0%
$ 1,222,319	110.0%	150.0%
	Core ROIC Achievement
Amount	% of Target	Payout %
18.46%	94.9%	50.0%
18.96%	97.5%	75.0%
19.45%	100.0%	100.0%
20.34%	104.6%	125.0%
21.23%	109.1%	150.0%

Once the performance-based restricted stock awards for the 2013-2014 performance period were earned following completion of the performance period, 65% of the shares earned vested in February 2015 and 35% will vest in February 2016, provided the executive continues to provide services to us.

The following table shows the number of performance-based shares of restricted stock that could have been earned by the Named Executive Officers for the 2013-2014 performance period, depending on the level of achievement of the performance goals (Mr. Horak was not granted an award in 2013 as he was not an employee of the Company):

Named Executive Officer	Minimum	Target	Maximum
J. Scott Di Valerio	9,340	18,681	28,021
Galen C. Smith	3,269	6,538	9,807
Donald R. Rench	2,416	4,833	7,249
Mark Horak	N/A	N/A	N/A
Maria D. Stipp	1,868	3,736	5,604

At its meeting in February 2015, the Compensation Committee determined that, in addition to adjustment of the targets related to our ecoATM acquisition, as provided by the terms of the awards, the results for the Core ROIC measure would also be adjusted. The results for Core ROIC were adjusted to neutralize the impact of the change in methodology for amortizing our Redbox content library in 2013, which resulted in a shift in product costs from 2013 to 2014 and a corresponding shift in profitability to 2013 that would have been expected from 2014 (for additional detail on the content library, please reference our Annual Report under “Notes To Consolidated Financial Statements—Note 2: Summary of Significant Accounting Policies—Content Library” on page 63). The 2013 increase in profitability was removed for purposes of calculating the 2013 short-term incentive awards and resulted in lower payouts under that plan. Accordingly, the Compensation Committee agreed that neutralizing the impact of this change in amortization methodology for purposes of calculating the payouts under the 2013-2014 performance-based restricted stock awards was consistent with past practice and appropriate as the change in amortization methodology was not contemplated when establishing the incentive targets. Without this adjustment, there would have been no payout under the 2013-2014 performance-based restricted stock awards. After adjustment, the Company achieved $972.1 million of Core Adjusted EBITDA for a payout of 0% attributable to this measure and 18.71% of Core ROIC for a payout of 62.5% attributable to this measure. As a result, the Compensation Committee established the total amount of shares of restricted stock earned by the Named Executive Officers under their respective 2013-2104 performance-based restricted stock awards at 31.25% of target amounts.

Other Benefits and Perquisites.    Executives may receive additional benefits and limited perquisites that are (a) similar to those offered to our employees generally or (b) in the Compensation Committee’s view, reasonable, competitive, and consistent with our overall executive compensation program. Perquisites are reviewed by the Compensation Committee when made. All of our executives are eligible for reimbursement for tax-planning assistance. We provide medical, dental, and group life insurance benefits to each executive, similar to those provided to all other employees. Also, as provided to all other employees, we match a portion of each executive’s contribution to his or her account in the Outerwall 401(k) retirement plan.

In connection with his hire in 2014, Mr. Horak was eligible to receive a sign-on bonus of $150,000 within 30 days of the first anniversary of his first day of employment, contingent upon continued employment through such one-year anniversary.

In connection with Ms. Stipp’s promotion to President of ecoATM in February 2014, Ms. Stipp relocated to our ecoATM headquarters in San Diego, California. Ms. Stipp was provided with benefits to assist with her relocation and transition, including reimbursement of the following relocation-related expenses: costs associated with closing the sale of her home; moving expenses and temporary housing; storage; use of a rental car; relocation payment of $20,000; and a tax gross-up of $96,156 associated with the relocation expenses. The relocation package was intended to enable an effective transition into her position at ecoATM. All transition benefits were subject to repayment had Ms. Stipp voluntarily resigned prior to February 6, 2015.

Severance and Change of Control

Employment Agreements and Change of Control Agreements.    We have or had (for those whose employment has terminated) employment agreements with Messrs. Di Valerio, Smith, and Horak, and Ms. Stipp, and double-trigger change of control agreements with all of our Named Executive Officers, as described in the section below entitled “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation.” Executives who do not have an employment agreement serve at the will of the Board of Directors, enabling the Board to remove those executives whenever it is in our best interests, with full discretion on any severance package (excluding vested benefits). The Compensation Committee believes that the benefits provided under the employment agreements and change of control agreements are reasonable in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment, similar benefits offered by similarly situated peer group companies, and the strategic importance of the individual’s respective position, including stability and retention. The Compensation Committee believes that the employment agreements were necessary in order to attract and retain the executives and that the change of control agreements are necessary in order to retain and maintain stability among the executive group in the event of a potential or actual change of control. The Compensation Committee and outside consultants reviewed the employment agreements at the time they were entered into in order to determine current market terms for the particular executive.

Equity Awards.    As described in more detail in the section below entitled “Elements of Post-Termination Compensation and Benefits” in “Named Executive Officer Compensation,” certain equity awards to our Named Executive Officers accelerate (in full or in part) upon certain transactions (single-trigger) or, in other cases, upon termination of employment after certain transactions (double-trigger). Since March 2010, equity awards granted to our Named Executive Officers have emphasized double-trigger benefits, with single-trigger benefits limited to a change of control that is not a company transaction or a change of control that is a company transaction, but in which awards are not assumed or substituted for. These arrangements are designed to facilitate the retention of critical employees during a transaction, to motivate management to obtain the best price for our Company, thereby aligning their interests with the interests of our stockholders, and to align with emerging governance trends. Under these arrangements, if an executive were to leave prior to the completion of a change of control, unvested awards held by the executive would terminate.

Tax Gross-Ups.    The Company does not provide Named Executive Officers with a tax gross-up to cover personal income taxes that may apply to any severance or change of control benefits.

Officer Stock Ownership Guidelines

Because we believe that stock ownership is an essential tool to align management and stockholder interests, we have had stock ownership guidelines in place for our executives since 2003. Under current guidelines, the Chief Executive Officer must own shares of our common stock equal in value to three times (3x) his annual base salary and all other executives must own shares of our common stock equal in value to two times (2x) their annual base salary. Shares that count towards satisfaction of these guidelines include (a) fully vested shares owned directly or indirectly through immediate family members and (b) unvested restricted stock, including time-based restricted stock and performance-based restricted stock where the performance criteria has been achieved. The shares owned are valued at the greater of (i) the price at the time of purchase/acquisition or (ii) the current market value. Ownership is measured as of December 1 of each year. Executives as of the date the guidelines were adopted are expected to meet the guidelines by December 1, 2015. Persons becoming executives after the guidelines were adopted will have until December 1 of the fifth fiscal year after being deemed an executive to come into compliance. Executives must show progress of at least 20% per year toward the five-year stock ownership target until such target is met. All executives were in compliance with the officer stock ownership guidelines as of the last measurement date.

Other than these stock ownership guidelines, our executives are not required to hold our stock for a specific amount of time following exercise or vesting.

Hedging Policy; Pledging of Stock

Directors and executives are required to obtain pre-clearance from the Company before entering into any hedging transaction involving the Company’s securities, such as a zero-cost collar or forward sale contract. To date, no director or executive of the Company has requested such pre-clearance or entered into such a transaction. In addition, under the Company’s Insider Trading Policy, executive officers, directors, and certain other covered individuals are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Policy on Reimbursement of Incentive Payments

Our Policy on Reimbursement of Incentive Payments provides that the Company may, in its discretion, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer or standing officer where: (a) the payment (in shares of the Company’s common stock or otherwise) was predicated upon achieving financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the SEC; (b) the Board of Directors or the Compensation Committee determines that the individual engaged in intentional misconduct that caused or substantially caused the need for the restatement; and (c) a lower payment would have been made to the individual based upon the restated financial results. In each such case, the Company, in its discretion, may take one or more of the following actions: (i) cancel any or all outstanding annual incentive awards or long-term incentive awards held by such individual; (ii) demand that the individual return to the Company any or all cash amounts paid to the individual in settlement of an annual incentive award or any or all shares of the Company’s common stock issued to the individual in settlement of a long-term incentive award; and (iii) demand that the individual pay over to the Company any or all of the proceeds received by the individual upon the sale, transfer, or other transaction involving shares of the Company’s common stock issued in settlement of a long-term incentive award.

This policy applies and is effective with respect to any annual incentive plan established by the Company with a performance period commencing on or after January 1, 2009 and any long-term incentive awards granted by the Company on or after January 1, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Ronald B. Woodard, Chairperson

Seth Bernstein (as of January 22, 2015)

Nora M. Denzel (through January 18, 2015)

David M. Eskenazy (as of January 18, 2015)

Robert D. Sznewajs

NAMED EXECUTIVE OFFICER COMPENSATION

2014 Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2014, compensation earned by our former Chief Executive Officer, our Chief Financial Officer, and the other three most highly compensated individuals who served as executive officers as of December 31, 2014 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
J. Scott Di Valerio (1)	2014	$772,183	$—	(2)	$2,842,599	(3)	$—	$61,139	(4)	$8,375	(5)	$3,684,296
Former Chief Executive Officer and Director	2013	695,192	128,269		1,399,970		512,361	—		16,523		2,752,315
	2012	498,077	71,446		629,949		272,631	313,649		3,692		1,789,444

Galen C. Smith	2014	$418,692	$60,037	(2)	$937,313	(3)	$—	$19,887	(4)	$12,036	(5)	$1,447,965
Chief Financial Officer	2013	371,044	41,562		489,960		179,322	—		6,976		1,088,864

Donald R. Rench	2014	$388,979	$51,130	(2)	$651,550	(3)	$—	$18,476	(4)	$10,492	(5)	$1,120,627
Chief Legal Officer, General Counsel and Corporate Secretary	2013	373,023	48,843		348,694		115,266	—		11,011		896,837
	2012	354,058	42,323		279,914		121,172	185,798		4,188		987,453

Mark Horak (6)	2014	$356,144	$62,300	(2)	$749,906	(3)	$—	$24,764	(4)	$13,910	(5)	$1,207,024
President, Redbox

Maria Stipp (7)	2014	$354,911	$46,658	(2)	$540,228	(3)	$—	$16,860	(4)	$330,345	(8)	$1,289,002
President, ecoATM

(1)	Mr. Di Valerio stepped down as our Chief Executive Officer effective January 18, 2015, but remained an employee of the Company through February 28, 2015. For information on the separation payments received by Mr. Di Valerio in connection with his termination, see “Potential Payments Upon Termination or Change of Control Table.”

(2)	Amount reflects the payout under the management team/individual performance component of the 2014 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.”

(3)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2014 computed in accordance with FASB ASC Topic 718 and the incremental increase in fair value resulting from the modification to the performance-based restricted stock awards for the 2013-2014 performance period of $392,655 for Mr. Di Valerio, $137,433 for Mr. Smith, $101,578 for Mr. Rench, and $90,276 for Ms. Stipp computed in accordance with FASB ASC Topic 718 and as further described in “Compensation Discussion and Analysis.” Amount includes the grant date fair value of the performance-based restricted stock awards for the 2014-2015 performance period at target of $1,224,972 for Mr. Di Valerio, $399,940 for Mr. Smith, $274,986 for Mr. Rench, $374,953 for Mr. Horak, and $224,976 for Ms. Stipp computed in accordance with FASB ASC Topic 718. At the maximum level of achievement, these values would be $1,837,458 for Mr. Di Valerio, $599,910 for Mr. Smith, $412,479 for Mr. Rench, $562,430 for Mr. Horak, and $337,464 for Ms. Stipp, as further described in “Compensation Discussion and Analysis.” Assumptions used in the calculation of these amounts are described in notes 2 and 9 to the Company’s audited financial statements included in the Annual Report.

(4)	Amount reflects payout under the Company performance component of the 2014 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.”

(5)	Represents 401(k) retirement plan matching contributions.

(6)	Mr. Horak was hired in March 2014.

(7)	Ms. Stipp was appointed to President, ecoATM in February 2014.

(8)

Amount represents 401(k) retirement plan matching contribution and relocation expenses, as follows: $21,411 for temporary housing, $35,037 for moving expenses, $20,000 relocation bonus, $145,790 for costs associated with closing of the sale of her home, and $96,156 tax gross-up associated with the relocation expenses. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

2014 Grants of Plan-Based Awards Table

The following table shows (1) equity awards granted to our Named Executive Officers under the 2011 Plan and (2) non-equity incentive plan compensation awards granted to all our Named Executive Officers under the 2014 Incentive Compensation Plan, during the fiscal year ended December 31, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Scott Di Valerio	2/13/14								16,852	1,224,972
	2/13/14					8,426	16,852	25,278		1,224,972
		(3)		615,230	1,230,461				5,837	392,655	(3)

Galen C. Smith	2/13/14								5,502	399,940
	2/13/14					2,751	5,502	8,253		399,940
		(3)							2,043	137,433	(3)
				200,123	400,246

Donald R. Rench	2/13/14								3,783	274,986
	2/13/14					1,892	3,783	5,674		274,986
		(3)							1,510	101,578	(3)
				185,926	371,852

Mark Horak	3/17/14								5,742	374,953
	3/17/14					2,871	5,742	8,613		374,953
				249,200	498,400

Maria D. Stipp	2/13/14								3,095	224,976
	2/13/14					1,548	3,095	4,643		224,976
		(3)							1,342	90,276	(3)
				169,665	339,331

(1)	These columns show the target and maximum payouts (no threshold levels apply) under the Company performance component of the 2014 Incentive Compensation Plan and exclude the potential payouts under the management team/individual performance component, which was discretionary. Amounts were based on earnings from the standard payroll calendar, which ended on December 27, 2014. For additional information regarding these awards, see “Compensation Discussion and Analysis.”

(2)	These columns show the threshold, target, and maximum payouts under the performance-based restricted stock awards granted in 2014 for the 2014-2015 performance period. For additional information regarding performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

(3)	Represents the incremental increase in fair value resulting from the modified performance-based restricted stock awards for the 2013-2014 performance period that were originally granted in February 2013 and modified in February 2015, as discussed in “Compensation Discussion and Analysis.”

Employment Agreements

J. Scott Di Valerio, former Chief Executive Officer.    In January 2010, the Company entered into an employment agreement with J. Scott Di Valerio in connection with his hire as our Chief Financial Officer. This employment agreement was amended and restated in January 2013 in connection with his promotion to Chief Executive Officer effective on April 1, 2013. In connection with his promotion, in January 2013, the Company also entered into an offer letter with Mr. Di Valerio. Under the terms of the amended and restated employment agreement, the Company agreed to pay Mr. Di Valerio an initial annual base salary of $750,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Di Valerio was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards. Mr. Di Valerio stepped down as the Company’s Chief Executive Officer effective January 18, 2015. For a description of the severance terms applicable to Mr. Di Valerio, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Galen C. Smith, Chief Financial Officer.    In January 2013, the Company entered into an offer letter and employment agreement with Galen C. Smith in connection with his promotion to Chief Financial Officer, which became effective on April 1, 2013. Under the terms of the employment agreement, the Company agreed to pay Mr. Smith an initial annual base salary of $400,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Smith is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards. For a description of the severance provisions in Mr. Smith’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Mark Horak.    In January 2014, the Company entered into an offer letter with Mark Horak in connection with his hire as President, Redbox, and in March 2014 the Company entered into an employment agreement with Mr. Horak effective as of his start date of March 17, 2014. Under the terms of the offer letter and employment agreement, the Company agreed to pay Mr. Horak an initial annual base salary of $445,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Horak is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards and long-term incentive awards. The Company also agreed to pay Mr. Horak a sign-on bonus of $150,000 within 30 days of the first anniversary of his first day of employment, contingent upon continued employment through such one-year anniversary, which bonus has been paid. For a description of the severance provisions in Mr. Horak’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

Maria D. Stipp.    In February 2014, the Company entered into an offer letter and employment arrangement with Maria D. Stipp in connection with her promotion to President, ecoATM effective February 6, 2014. Under the terms of the offer letter and employment agreement, the Company agreed to pay Ms. Stipp an initial base salary of $355,000, subject to possible increase at the discretion of the Compensation Committee. Ms. Stipp is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the awards and long-term incentive awards. The Company also agreed to reimburse Ms. Stipp for various relocation expenses and to pay Ms. Stipp a relocation payment of $20,000. For a description of the severance provisions in Ms. Stipp’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

2014 Incentive Compensation Plan

For 2014, short-term incentive awards were granted to the Named Executive Officers under the 2014 Incentive Compensation Plan. The 2014 awards consisted of cash awards tied to two components—Company performance and management team/individual performance. For additional information regarding the 2014 Incentive Compensation Plan, see “Compensation Discussion and Analysis.”

2011 Incentive Plan

Long-term incentives awarded in 2014 to the Named Executive Officers consisted of equity compensation in the form of time-based restricted stock awards and performance-based restricted stock awards under the 2011 Plan. Awards of time-based restricted stock vest (and are no longer subject to forfeiture) in four equal annual installments starting on the one-year anniversary of the vesting commencement date. Restricted stock under the performance-based restricted stock awards granted in 2014 is earned based on the level of achievement of specified performance goals during a two-year performance period. Once earned, 65% of the stock earned vests in February 2016 and 35% of the stock earned vests in February 2017, provided that the executive continues to provide services to us. For additional information regarding the performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

As discussed under “Compensation Discussion and Analysis,” in February 2015, the Compensation Committee approved a modification to the performance-based restricted stock awards granted in 2013 for the 2013-2014 performance period. As a result of the modification, Named Executive Officers earned 31.25% of the target number of restricted stock under such awards, of which 65% vested in February 2015 and 35% will vest in February 2016, provided that the executive continues to provide services to us.

Cash Compensation in Proportion to Total Compensation

The proportion of cash compensation (which includes earned salary and earned incentives from the 2014 Incentive Compensation Plan) compared to total compensation varies among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility. For example, those Named Executive Officers who have a greater ability to influence Outerwall’s performance generally will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in time-based restricted stock awards and performance-based restricted stock awards. The lower the level of influence of an executive, generally, the higher the percentage of the executive’s total compensation that is in the form of cash compensation with a correspondingly lower percentage of time-based restricted stock awards and performance-based restricted stock awards. Accordingly, executive compensation for higher-level executives generally is set to align closely with stockholders’ and Outerwall’s long-term shared interests. In 2014, the percentage of total cash compensation as compared to total compensation was as follows: Mr. Di Valerio, 23%; Mr. Smith, 34%; Mr. Rench, 41%; Mr. Horak, 37%; and Ms. Stipp, 32%.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding stock options and unvested stock awards held by each Named Executive Officer as of December 31, 2014.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Under Unearned Shares, Units Or Other Rights That Have Not Vested (2)
	Exercisable		Unexercisable
J. Scott Di Valerio	7,992	(3)	2,665	(3)	$45.02	2/22/2021
	5,028	(4)	5,027	(4)	$56.87	2/16/2022
	5,873	(5)	17,619	(5)	$53.53	2/15/2023
							889	(6)	$66,871
							1,582	(7)	$118,998
							3,500	(8)	$263,270
							5,604	(9)	$421,533
							2,042	(10)	$153,599
							16,852	(11)	$1,267,607
										16,852	(12)	$1,267,607
Galen C. Smith	1,397	(4)	1,396	(4)	$56.87	2/16/2022
	2,056	(5)	6,166	(5)	$53.53	2/15/2023
							667	(6)	$50,172
							125	(13)	$9,403
							1,237	(14)	$93,047
							439	(7)	$33,022
							971	(8)	$73,039
							400	(15)	$30,088
							1,961	(9)	$147,506
							715	(10)	$53,782
							5,502	(11)	$413,860
										5,502	(12)	$413,860
Donald R. Rench	5,085	(16)	—	(16)	$29.71	2/24/2020
	3,746	(3)	1,249	(3)	$45.02	2/22/2021
	2,235	(4)	2,234	(4)	$56.87	2/16/2022
	1,322	(5)	3,963	(5)	$53.53	2/15/2023
							417	(6)	$31,367
							702	(7)	$52,804
							1,555	(8)	$116,967
							1,260	(9)	$94,777
							528	(10)	$39,716
							3,783	(11)	$284,557
										3,783	(12)	$284,557

Mark Horak							5,742	(17)	$431,913
										5,742	(18)	$431,913
Maria D. Stipp	—	(4)	1,954	(4)	$56.87	2/16/2022
	—	(5)	3,523	(5)	$53.53	2/15/2023
							1,596	(19)	$120,051
							614	(7)	$46,185
							1,360	(8)	$102,299
							1,120	(9)	$84,246
							469	(10)	$35,278
							1,278	(20)	$96,131
							3,095	(11)	$232,806
										3,095	(12)	$232,806

(1)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(2)	Market value was determined by multiplying the number of shares of stock by $75.22 (the closing price of the Company’s common stock on December 31, 2014).

(3)	These options were granted on February 22, 2011 pursuant to the 1997 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(4)	These options were granted on February 16, 2012 pursuant to the 2011 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(5)	These options were granted on February 15, 2013 pursuant to the 2011 Plan with a term of ten years, and the awards vest over four years with 25% vesting one year from the vesting commencement date of February 24, 2013 and 25% annually thereafter.

(6)	Represent the unvested portions of awards made on February 22, 2011 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(7)	Represent the unvested portions of awards made on February 16, 2012 pursuant to the 2011 Plan that vest 25% one year from the award date and 25% annually thereafter.

(8)	Represent the unvested portions of performance-based restricted stock awards made on February 16, 2012 pursuant to the 2011 Plan that were earned for 2012 performance at 132.75% of target and that vest 33.33% on February 16, 2013 and 33.33% annually thereafter.

(9)	Represent the unvested portions of awards made on February 15, 2013 pursuant to the 2011 Plan that vest 25% one year from the vesting commencement date of February 24, 2013 and 25% annually thereafter.

(10)	Represent the unvested portions of performance-based restricted stock awards made on February 15, 2013 pursuant to the 2011 Plan that were earned for 2013-2014 performance period at 31.25% of target and that vest 65% on February 24, 2015 and 35% on February 24, 2016.

(11)	Represent the unvested portions of awards made on February 13, 2014 pursuant to the 2011 Plan that vest 25% one year from the vesting commencement date of February 24, 2014 and 25% annually thereafter.

(12)	Represent unearned performance-based restricted stock awards made on February 13, 2014 pursuant to the 2011 Plan shown at target for the two-year (2014-2015) performance period. If earned, the awards will vest 65% on February 24, 2016 and 35% on February 24, 2017.

(13)	Represents the unvested portion of an award made on July 29, 2011 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

(14)	Represents the unvested portion of an award made on October 19, 2011 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

(15)	Represents the unvested portion of an award made on February 28, 2012 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

(16)	This option was granted on February 24, 2010 pursuant to the 1997 Plan with a term of ten years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(17)	Represents the unvested portion of an award made on March 17, 2014 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

(18)	Represents an unearned performance-based restricted stock award made on March 17, 2014 pursuant to the 2011 Plan shown at target for the two-year (2014-2015) performance period. If earned, the award will vest 65% on February 24, 2016 and 35% on February 24, 2017.

(19)	Represents the unvested portion of an award made on June 27, 2011 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

(20)	Represents the unvested portion of an award made on June 28, 2013 pursuant to the 2011 Plan that vests 25% one year from the award date and 25% annually thereafter.

2014 Option Exercises and Stock Vested Table

The following table shows, for the fiscal year ended December 31, 2014, the options exercised and restricted stock vested for the Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Scott Di Valerio	12,310	526,691	11,762	826,515
Galen C. Smith	1,250	56,065	4,893	323,058
Donald R. Rench	9,393	342,942	4,918	347,335
Mark Horak	—	—	—	—
Maria D. Stipp	2,153	32,546	4,065	268,396

(1)	Based on the difference between the fair market value of Outerwall common stock at the time of exercise and the exercise price of the option.

(2)	Based on the closing price of Outerwall common stock on the vesting date.

Elements of Post-Termination Compensation and Benefits

Under certain circumstances, Outerwall (or one of its subsidiaries) will enter into an employment, change of control, transition, and/or retention agreement with an executive. Otherwise, executives serve at the will of the Board of Directors, enabling the Company to remove an executive whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested compensation and benefits).

Employment Agreements

Messrs. Di Valerio, Smith, and Horak and Ms. Stipp.    As of December 31, 2014, the Company (or one of its subsidiaries) had employment agreements with the former Chief Executive Officer, J. Scott Di Valerio, the Chief Financial Officer, Galen C. Smith, the President, Redbox, Mark Horak, and the President, ecoATM, Maria D. Stipp. Each of the agreements in effect as of December 31, 2014 provides that the executive will be entitled to the following benefits if the executive is terminated at any time without cause (as defined below), and, pursuant to Mr. Di Valerio’s agreement, he was also entitled to the following benefits if he had terminated his employment for good reason (as defined below):

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that had accrued for services already performed as of the date of termination;

•	a pro rata portion of the executive’s annual bonus for the year; and

•	an amount equal to 12 months of COBRA premiums at the rate in effect on the date of termination for the executive and the executive’s spouse and dependent children.

Termination payments made in connection with a termination without cause, or for good reason with respect to Mr. Di Valerio, will be paid to the executive in a lump sum within ten business days after the release of claims provided in the employment agreement becomes effective, and any unpaid annual base salary will be paid at the same time such amounts would have been paid had the executive’s employment not been terminated.

Following the termination of employment, the executive is subject to certain nondisclosure and nondisparagement provisions. In addition, Messrs. Di Valerio and Smith and Ms. Stipp are subject to certain noncompetition provisions for one year following the termination of employment.

For purposes of the employment agreements described above, “cause” is defined as:

•

failure or refusal to carry out the lawful duties of the executive or any directions of the Board, which directions are reasonably consistent with the duties set forth in the employment agreement to be performed by the executive;

•	violation by the executive of a state or federal criminal law involving the commission of a crime against Outerwall or a felony;

•

current use by the executive of illegal substances; deception, fraud, misrepresentation, or dishonesty by the executive; or any act or omission by the executive that substantially impairs Outerwall’s business, goodwill, or reputation; or

•	any other material violation of any provision of the employment agreement.

For purposes of Mr. Di Valerio’s employment agreement, “good reason” generally included any of the following events, provided that within specified time frames Mr. Di Valerio provided the Company with notice, the Company failed to remedy the event or condition, and Mr. Di Valerio actually terminated employment:

•	a material decrease in the executive’s annual base salary;

•	a material decrease in the executive’s authority, duties, or responsibilities;

•	a relocation of the executive’s principal place of employment to a location more than 50 miles away; or

•	any other material breach of the agreement.

Change of Control Agreements

Mr. Di Valerio.    As of December 31, 2014, the Company had a change of control agreement with Mr. Di Valerio that was entered into in conjunction with the executive’s employment agreement described above. The change of control agreement provided that, following a change of control of the Company, the executive’s authority, duties, and responsibilities would have been at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. In addition, the executive would have been entitled to continued compensation and benefits at levels comparable to those prior to the change of control and reimbursement for all reasonable employment expenses.

If a change of control had occurred during the period beginning on the date of the agreement and ending on the date two years following notice from the Company that the Company intended to terminate the agreement, then the executive would have been eligible to receive the following benefits if the Company had terminated his employment other than for cause (as defined above in his employment agreement) or if the executive had terminated his employment for good reason (as defined below):

•	the executive’s annual base salary through the date of termination;

•

a prorated bonus calculated as the product of (a) the executive’s annual bonus with respect to the fiscal year in which the date of termination occurred and (b) a fraction, the numerator of which was the number of days in the then current fiscal year through the date of termination and the denominator of which was 365;

•	any compensation previously deferred (together with any accrued interest or earnings thereon);

•	any accrued but unpaid vacation pay; and

•	an amount as separation pay equal to the executive’s annual base salary.

Payments for base salary through the date of termination, the prorated bonus, and any accrued but unpaid vacation would have been paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation would have been paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay would have been paid in 12 equal monthly installments, beginning the month after termination. If the executive’s employment had been terminated by reason of death or total disability, the executive (or the executive’s estate or beneficiary, as applicable in the case of the executive’s death) would have received the executive’s annual base salary through the date of termination, the executive’s prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. The change of control agreement did not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions for Equity Awards.”

Messrs. Smith, Rench, and Horak and Ms. Stipp.    As of December 31, 2014, the Company had change of control agreements with Messrs. Smith, Rench, and Horak and Ms. Stipp. Under the terms of the change of control agreements, for two years following a change of control (the “Post-Change of Control Period”) of the Company, the executive’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. During the Post-Change of Control Period, the executive will be entitled to continued compensation and benefits at levels comparable to those prior to the change of control and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change of Control Period the Company terminates the executive’s employment without cause (as defined below), or the executive terminates employment with good reason (as defined below), the executive will be entitled to:

•	the same benefits as set forth above with regard to Mr. Di Valerio; and

•

Company payment of the premiums for the executive’s and the executive’s spouse’s and dependent children’s COBRA continuation coverage under the Company’s group health plans for a period of up to 12 months.

Payments for base salary through the date of termination, the prorated bonus, and any accrued but unpaid vacation pay will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If the executive’s employment terminates by reason of death or total disability during the Post-Change of Control Period, the executive (or the executive’s estate or beneficiary, as applicable in the case of death) will receive the executive’s annual base salary through the date of termination, a prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. Similar to the agreement with Mr. Di Valerio, the change of control agreements with Messrs. Smith, Rench, and Horak and Ms. Stipp do not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions for Equity Awards.”

For purposes of each of the change of control agreements for Messrs. Smith, Rench, and Horak and Ms. Stipp, “cause” is defined as:

•	failure or refusal to carry out the lawful duties of the executive or any directions of the Board, which directions are reasonably consistent with the duties to be performed by the executive;

•	violation by the executive of a state or federal criminal law involving the commission of a crime against Outerwall or a felony;

•

current use by the executive of illegal substances; deception, fraud, misrepresentation, or dishonesty by the executive; or any act or omission by the executive that substantially impairs Outerwall’s business, goodwill, or reputation; or

•	any material violation of the confidentiality, noncompetition, and/or nonsolicitation provisions to which the executive is bound.

For purposes of all the change of control agreements, “good reason” generally includes any of the following events, provided that within specified time frames the executive provides the Company with notice, the Company fails to remedy the event or condition, and the executive actually terminates employment:

•	a decrease in the executive’s annual base salary;

•	a decrease in the executive’s authority, duties, or responsibilities;

•	a relocation of the executive’s principal place of employment more than 50 miles away;

•

with respect to Mr. Di Valerio, the failure of the Company to have complied with and satisfied the assignment provisions in the applicable employment agreement, subject to certain notice requirements; or

•	any other material breach of the executive’s change of control agreement or employment agreement, as applicable.

For purposes of all the change of control agreements, “change of control” is generally defined as:

•	a Board change in which individuals who constitute the Board as of the date of the agreement cease to constitute at least a majority of the Board;

•

acquisition by any individual, entity, or group of beneficial ownership of (a) 20% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is not approved in advance by a majority of the incumbent directors or (b) 33% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is approved in advance by a majority of incumbent directors;

•	consummation of a reorganization, merger, or consolidation approved by the stockholders; or

•	consummation of a complete liquidation, dissolution, or the sale or other disposition of all or substantially all of the assets approved by the stockholders.

Change of Control Provisions for Equity Awards

Change of Control Provisions in the 1997 Plan.    The 1997 Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization, or sale of substantially all of the assets of Outerwall:

•

arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise;

•	shorten the period during which options are exercisable;

•	accelerate any vesting schedule to which an option is subject; or

•	cancel vested options in exchange for a cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event.

Change of Control Provisions in the 2011 Plan.    Under the 2011 Plan, unless the plan administrator determines otherwise in the instrument evidencing an award or in a written employment, services, or other agreement between a participant and the Company or a related company, in the event of a change of control (as defined below):

•

If the change of control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for, or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

If the change of control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change of control. Such awards will then terminate at the effective time of the change of control.

•

All performance shares and performance units earned and outstanding as of the date the change of control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change of control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

•	The Compensation Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Unless the Compensation Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services, or other agreement between a participant and the Company or a related company, a “change of control” of the Company for purposes of the 2011 Plan generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity, or group of beneficial ownership of 20% or more, if not approved in advance by a majority of the incumbent Board, or 33% or more, if approved in advance by a majority of the incumbent Board, of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the Board such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•

consummation of a “company transaction,” which for purposes of the 2011 Plan is generally defined as a merger or consolidation, a sale of at least 60% of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 60% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 33% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If the Company dissolves or liquidates, unless the Compensation Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Awards to Executives Under the 1997 Plan and 2011 Plan.    The awards granted under the 1997 Plan and 2011 Plan, as applicable, through December 31, 2014 provide for accelerated vesting upon a merger, reorganization, sale of substantially all of the assets of Outerwall, or a change of control (as defined above), as follows:

•

Mr. Di Valerio.    Unvested options accelerate in vesting and, with respect to the time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. In the event that the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years of the transaction without cause or by the executive for good reason, 100% of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

•

Messrs. Smith and Rench and Ms. Stipp.    Unvested options accelerate in vesting and, with respect to the unvested time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. For awards granted before February 2013, in the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction without cause or by the executive for good reason, 50% of the unvested portions of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture. For awards granted after February 1, 2013 in the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years of the transaction without cause or by the executive for good reason, 100% of the unvested portions of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock awards, are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

•

Mr. Horak.    Unvested time-based and earned performance-based restricted stock awards are no longer subject to forfeiture if a successor company does not assume or substitute such awards. In the event that the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years of the transaction without cause or by the executive for good reason, 100% of the unvested portions of the time-based and earned performance-based restricted stock awards are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

Definitions of “Cause” and “Good Reason” Under the 1997 Plan and 2011 Plan.    For purposes of the 1997 Plan, “cause” is defined as dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the plan administrator, whose determination will be conclusive and binding.

For purposes of the 2011 Plan, unless otherwise defined in the instrument evidencing an award or in a written employment, services, or other agreement between a participant and the Company or a related company, “cause” is defined as dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, violation of a state or federal criminal law involving the commission of a crime against the Company or a felony, current use of illegal substances, or any act or omission that substantially impairs the Company’s business, goodwill, or reputation, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executives, the Compensation Committee, whose determination will be conclusive and binding.

For purposes of the 1997 Plan and 2011 Plan, “good reason” is defined as the occurrence of any of the following events or conditions and the failure of the successor company to cure any such event or condition within 30 days after receipt of written notice from the executive:

•

a change in the executive’s status, position, or responsibilities (including reporting responsibilities) that, in the executive’s reasonable judgment, represents a substantial reduction in the status, position, or responsibilities as in effect immediately prior thereto; the assignment to the executive of any duties or responsibilities that, in the executive’s reasonable judgment, are materially inconsistent with such status, title, position, or responsibilities; or any removal of the executive from or failure to reappoint or reelect the executive to any of such positions, except in connection with the termination of the executive’s employment for cause, as a result of his or her disability or death, or by the executive other than for good reason;

•	a reduction in the executive’s annual base salary;

•

the successor company’s requiring the executive (without the executive’s consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to the transaction, except for reasonably required travel on the successor company’s business that is not materially greater than such travel requirements prior to the transaction;

•

the successor company’s failure to (a) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the executive was participating at the time of the transaction or (b) provide the executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material executive benefit plan, program, and practice as in effect immediately prior to the transaction;

•	any material breach by the successor company of its obligations to the executive under the 1997 Plan or 2011 Plan, as applicable, or any substantially equivalent plan of the successor company; or

•

any purported termination of the executive’s employment or service relationship for cause by the successor company that is not in accordance with the definition of cause under the 1997 Plan or 2011 Plan, as applicable.

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated incremental compensation for the Named Executive Officers as of December 31, 2014 in the event a termination or change of control had occurred on that date. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change of control event had occurred. Actual amounts payable can only be determined at the time of termination or change of control. Actual amounts paid to Mr. Di Valerio, whose employment with the Company terminated in February 2015, are provided in the narrative following the table.

Name	Benefit	Before Change of Control Termination Without Cause or for Good Reason	Change of Control (1)
J. Scott Di Valerio	Cash Severance (2)	$772,500	$772,500
	Restricted Stock Acceleration (3)	—	2,291,878
	Stock Option Acceleration (4)	—	554,885
	Health and Benefits (5)	22,638	—

	Total	$795,138	$3,619,263

Galen C. Smith	Cash Severance (2)	$420,000	$420,000
	Restricted Stock Acceleration (3)	—	903,919
	Stock Option Acceleration (4)	—	159,357
	Health and Benefits (5)	21,391	21,391

	Total	$441,391	$1,504,667

Donald R. Rench	Cash Severance (2)	$—	$390,000
	Restricted Stock Acceleration (3)	—	620,188
	Stock Option Acceleration (4)	—	164,671
	Health and Benefits (5)	—	21,391

	Total	$—	$1,196,250

Mark Horak	Cash Severance (2)	$445,000	$445,000
	Restricted Stock Acceleration (3)	—	431,913
	Stock Option Acceleration (4)	—	—
	Health and Benefits (5)	—	—

	Total	$445,000	$876,913

Maria D. Stipp	Cash Severance (2)	$355,000	$355,000
	Restricted Stock Acceleration (3)	—	716,996
	Stock Option Acceleration (4)	—	112,270
	Health and Benefits (5)	22,625	22,625

	Total	$377,625	$1,206,891

(1)	Except for restricted stock and stock option acceleration, the amounts in this column assume termination of employment in connection with, or within a designated period after, a change of control.

(2)	Amount reflects cash severance of one year’s annual base salary for the executive as of December 31, 2014.

(3)

Calculated by multiplying the number of accelerated shares of restricted stock by $75.22 (the closing price of the Company’s common stock on December 31, 2014). For purposes of the amounts reflected in the “Change of Control” column of the table, the performance-based restricted stock awards that were granted in 2014 for the 2014-2015 performance period are not reflected as they would have been forfeited per the terms of the awards. The performance-based restricted stock awards that were awarded in 2013 and actually earned for the 2013-2014 performance period are reflected and we have assumed that all other awards accelerated in full, either because the surviving company refused to assume or substitute awards or, with respect to awards under the 2011 Plan, because the change of control was not a company transaction.

(4)	Calculated by multiplying the number of shares underlying stock options subject to acceleration by $75.22 (the closing price of the Company’s common stock on December 31, 2014) less the per share exercise price of the stock option grants. For purposes of the amounts reflected in the “Change of Control” column of the table, we have assumed that the grants accelerated in full either because the surviving company refused to assume or substitute grants or, with respect to the grants under the 2011 Plan, because the change of control was not a company transaction.

(5)	Amount reflects the payment of COBRA premiums for 12 months following termination.

Actual Termination of Employment for Mr. Di Valerio

Mr. Di Valerio’s employment with the Company terminated on February 28, 2015. He received a separation payment totaling $938,888, including payments of $772,500, which is the equivalent of one year base salary, $128,750, which represents a pro rata portion of his target annual bonus, and $22,638 for 12 months of COBRA premiums, all in accordance with his employment agreement, plus $15,000 for attorneys’ fees.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION OF

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions With Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers and the beneficial owners of 5% of our common stock or other voting securities are expected to disclose to our General Counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The Audit Committee is authorized to administer this policy, and may amend, modify, and interpret this policy, and take such other action in connection with the administration of the policy, as it deems necessary or desirable; provided, however, any material amendments or modifications to this policy will be recommended to the full Board for its review and approval.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction requirement, the transaction will be deemed approved and will be reported to the Audit Committee at its next scheduled meeting.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the chairperson of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $1 million or when it would not be practicable in the judgment of the chairperson and General Counsel to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the Audit Committee for review and approval or ratification.

•

If the transaction to be reviewed and acted upon by the Audit Committee involves a member of the Audit Committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction, and the other members of the Audit Committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the Audit Committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the Audit Committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Outerwall’s Board of Directors has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller (or persons performing similar functions) and a Code of Conduct that applies to all directors, officers, and employees of the Company. A copy of each is available on our website at ir.outerwall.com. Substantive amendments to and waivers from either regarding executive officers and directors, if any, will be disclosed on the Investor Relations section of Outerwall’s website.

List of Stockholders of Record

In accordance with Delaware law and our Bylaws, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2016 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on January 1, 2016. As prescribed by current Rule 14a-8(b) under the Exchange Act, a stockholder must, among other things, have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2016 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of our 2015 Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between the close of business on March 11, 2016 and the close of business on April 12, 2016. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Outerwall Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder-Recommended Director Nominees

The Nominating Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Nominating and Governance Committee, Attn: Corporate Secretary, Outerwall Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

As required by our Bylaws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act, the written consent of the director nominee to be named as a nominee and to serve as a director if elected, and a statement whether such person, if elected, intends to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which such person would face reelection and (ii) the acceptance of such resignation by a committee of our independent directors. Evaluation of any such recommendations is the responsibility of the Nominating Committee. In the event of any stockholder recommendations, the Nominating Committee will evaluate the persons recommended in the same manner as other candidates.

Communications With the Board of Directors

Stockholders and other stakeholders may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors—Outerwall Inc., Attn: General Counsel, 1800 114th Avenue S.E., Bellevue, Washington 98004 or by email at AskBoard@Outerwall.com. Each communication should clearly specify the name(s) of the group of directors or the individual director to whom the communication is addressed.

OUTERWALL INC.

P.O. BOX 91258

BELLEVUE, WA 98009

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92727-P63120

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OUTERWALL INC.

The Board of Directors recommends a vote “FOR” each director nominee under item 1.

1. To elect the following two director nominees to serve for a term of three years until Outerwall’s 2018 Annual Meeting of Stockholders.

Nominees:

1a. Nelson C. Chan

1b. Ross G. Landsbaum

For Against Abstain

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

2. Advisory resolution to approve the compensation of Outerwall’s Named Executive Officers.

3. Ratification of appointment of KPMG LLP as Outerwall’s independent registered public accounting firm.

For Against Abstain

NOTE: THE PROXIES SHALL HAVE DISCRETIONARY AUTHORITY TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M92728-P63120

OUTERWALL INC.

Annual Meeting of Stockholders

June 11, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Nelson C. Chan and Donald R. Rench, and each of them, as proxies of the undersigned, with the full power of substitution, to vote all shares of Outerwall Inc. held of record by the undersigned on April 24, 2015, at the Annual Meeting of Stockholders of Outerwall Inc. to be held at the Bellefield Conference Center, located at 1150 114th Avenue SE, Bellevue, Washington 98004, on Thursday, June 11, 2015 at 10:00 a.m., local time, and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting.

IMPORTANT - PLEASE DATE AND SIGN THE REVERSE SIDE

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE.

Continued and to be signed on reverse side